EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

HEALTHY NATURAL, INC.,

RICEBRAN TECHNOLOGIES,

AND

UNITED LABORATORIES MANUFACTURING, LLC

Dated as of July 14, 2017

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3.23	Employees.	28
3.24	Insurance	30
3.25	Intellectual Property	30
3.26	Prepayments and Deposits	31
3.27	Customers and Suppliers.	31
3.28	No Broker’s or Finder’s Fees..	32
3.29	Certain Payments.	32
3.30	No Disqualification Events	32
3.31	Privacy and Data Security.	32
3.32	Disclosures.	33

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	34

4.1	Organization and Authority..	34
4.2	Authority Relative to Agreement..	34
4.3	Litigation.	34
4.4	No Broker’s or Finder’s Fees.	34

ARTICLE V	ADDITIONAL COVENANTS AND AGREEMENTS	34

5.1	Consent of Lenders, Lessors and Other Third Parties.	34
5.2	Certain Employee Matters.	34
5.3	Continued Existence; Change of Name	36
5.4	Closing Proration Adjustments.	36
5.5	Sales or Use Tax	37
5.6	Accounts Payable.	37
5.7	Collection of Accounts Receivable; Inventory.	37
5.8	Insurance.	37
5.9	Release of Escrow.	38
5.9	Pricing	38

ARTICLE VI	INDEMNIFICATION	38

6.1	Indemnification by the Seller Parties.	38
6.2	Indemnification by Buyer	39
6.3	Other Provisions Regarding Indemnification.	39
6.4	Third Party Claims	40
6.5	Inconsistent Provisions	41
6.6	Subrogation to Indemnity Rights	41
6.7	Express Negligence; Limitations on Defense to the Claims of Buyer.	41
6.8	Tax Treatment of Indemnity Payments	42
6.9	Exclusive Remedies..	42

ARTICLE VII	FURTHER ASSURANCES	42

7.1	Further Assurances.	42

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ARTICLE VIII	NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	42

8.1	Covenant Not to Compete and Non-Solicitation.	42
8.2	Confidentiality	43
8.3	Remedies	44
8.4	Reasonable Restraint.	44
8.5	Material and Independent Covenant.	44

ARTICLE IX	MISCELLANEOUS	44

9.1	Entire Agreement; Survival.	44
9.2	Expenses and Closing Costs.	44
9.3	Execution in Counterparts.	45
9.4	Notices.	45
9.5	Waivers	46
9.6	Amendments, Supplements, etc.	46
9.7	Governing Law; Choice of Forum; Consent to Jurisdiction..	46
9.8	Waiver of Jury Trial..	47
9.9	Binding Effect; Benefits	47
9.10	Assignability	47
9.11	Invalid Provisions.	47
9.12	Interpretation	47
9.13	Attorneys’ Fees.	48
9.14	Public Announcements.	48

Annex I – Definitions

Exhibit Index

Exhibit A – Escrow Agreement
Exhibit B – Transition Services Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) made as of July 14, 2017, is by and among United Laboratories Manufacturing, LLC, a Delaware limited liability company (“Buyer”), Healthy Natural, Inc., a Nevada corporation (“Company”), and RiceBran Technologies, a California corporation (“Parent”). Company and Parent are at times referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.” The Seller Parties and Buyer are at times referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company is currently engaged in the Business;

WHEREAS, Buyer desires to purchase from Company, and Company desires to sell to Buyer, all of Company’s assets used in connection with the Business, subject only to the Assumed Liabilities; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in Annex I attached hereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1          Transfer of Assets. Subject to the terms and conditions of this Agreement, Company hereby conveys, transfers and delivers to Buyer on the Closing Date all of the Assets, free and clear of all Encumbrances. “Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern values, rights and claims of Company, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Company (other than Excluded Assets), used in the Business including the following:

(a)            all equipment, motor vehicles, rolling stock, machinery, apparatus, tools, implements, spare parts and other items of tangible personal property owned by Company, including items listed and described on Schedule 1.1(a) (“Equipment”);

(b)           all trade accounts receivable and other rights to payment from customers of Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Company, all other accounts receivable of Company and the Business and the full benefit of all security for such accounts, and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)            all inventory of Company, wherever located, whether or not listed on the Latest Balance Sheet (other than Inventory sold in the ordinary course of business since the date of the Latest Balance Sheet), including all finished goods, work in progress, raw materials, packaging, bulk materials, spare parts, scraps, remnants, and all other material and supplies used by the Business and including items listed and described on Schedule 1.1(c) (“Inventory”);

(d)           all administrative systems, equipment and facilities, including all computer hardware, software and licenses, all inventory systems, all telephone and communications systems, all office furniture, fixtures, equipment and supplies owned by Company which are related to or used or intended to be used for the management and administration of the Business (but not including assets owned by Parent);

(e)            all current books, records, documents and instruments and all historical files and archives owned by and currently in the possession or under the control of Company, wherever located, which are related to or used or intended to be used predominantly for or in connection with the operation of the Business;

(f)            all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Company related to any Assets;

(g)            to the extent assignable, all of Company’s interest, rights and obligations in, to and under all Licenses and Permits;

(h)           subject to Section 1.7, all of Company’s interest and rights in, to and under those Contracts (including open purchase orders) between Company and third parties which are listed and described in Schedule 1.1(h) (the “Assumed Contracts”), and Parent hereby conveys Parent’s interests and rights in, to and under that certain Standard Commercial Lease between Proterra Properties Inc., as agent for Greenbriar Holdings Dallas, Ltd. and H&N Distribution, Inc. (October 30, 2009), as amended;

(i)             all of the Intellectual Property;

(j)             all of Company’s interest and rights in, to and under those Contracts between Company and its employees, officers and consultants which are listed and described in Schedule 1.1(j) (the “Intellectual Property Agreements”);

(k)            all fixtures and improvements owned by Company or in which Company has an interest (the “Purchased Improvements”) that are located on the Business Facilities;

(l)             all rights of Company to the Assumed Names and all derivations of such names held by Company;

(m)           all backlog of Company, as of the Effective Time, of unfilled firm orders for products formulated, manufactured or sold by Company, including any backlog listed on Schedule 1.1(m);

(n)           all customer lists, sales, records, credit data and other customer information;

(o)           all supplier lists, files, records and data relating to the Business;

(p)           all marketing materials relating to the Inventory or products manufactured or sold by Company, including the information and content on Company’s website;

(q)           all of Company’s telephone numbers, domain names, websites (including www.healthynaturals.com), e-mail addresses and related matters;

(r)            all claims, remedies or rights of Company relating to any Proceeding initiated by Company; and

(s)            except for the Excluded Assets, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are owned or leased by Company and used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted, including (i) any intangible assets, (ii) any claims, causes of action, and options relating or pertaining to the Assets or the Business, (iii) any insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing, and (iv) all goodwill and going concern value.

1.2          Excluded Assets. Notwithstanding anything contained herein to the contrary, Company shall not sell, assign, transfer, convey or deliver to Buyer and Buyer shall not purchase from Company, any of the assets listed on Schedule 1.2, all of which shall be retained by Company, which includes all Company Plans and all rights of Company under this Agreement along with all organizational documents of Company, records related to the transfer and issuance of membership interests in Company, Tax Returns of Company, and books of account or other records related to the organization of Company and its business after the Closing (collectively, the “Excluded Assets”). Nothing contained herein is intended or should be construed to grant Buyer any rights in any of the assets owned by Parent and comprising Parent’s nutritional food and feed business, primarily comprising the development, processing and sale of food ingredients, functional foods, supplements and nutraceutical products, many of which are patented or proprietary, including but not limited to processing and distributing stabilized rice bran, rice bran derivatives and rice oil for both food and feed applications. Buyer acknowledges that the Assets will not include any of Parent’s general administrative assets used to support the Business operations, or the administrative services agreement between Parent and Company, for the performance of such administrative services by Parent for Company.

1.3          Assumption of Liabilities. Effective as of the Closing, Buyer shall assume and agree to discharge only the following liabilities of Company (the “Assumed Liabilities”): (a) any liability of Company arising after the Effective Time under the Assumed Contracts (other than any liability arising out of or relating to a breach or a product warranty claim that occurred or accrued prior to Closing or for amounts owing by any of the Seller Parties prior to Closing); (b) the Assumed Accounts Payable; (c) the Closing Customer Deposits; and (d) certain liabilities of Company listed on Schedule 1.3(d). Notwithstanding the provisions of this Section 1.3 or any other provision of this Agreement or any Schedule or exhibit attached hereto and regardless of any disclosure to Buyer, Buyer shall not assume any of the Excluded Liabilities. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Company.

1.4          Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or be responsible for any claims against, or liabilities, Contracts or obligations whatsoever of Company, the Business or Parent (the “Excluded Liabilities”), including the following:

(a)           any indebtedness of any Seller Party or the Business for borrowed money;

(b)           any of the costs and expenses incurred in connection with the future operations or liquidation or dissolution of Company and the costs or expenses of any Seller Party incurred in negotiating, entering into and carrying out its obligations pursuant to this Agreement;

(c)            any unknown Liability of any Seller Party;

(d)           the responsibility for any contributions to or funding of any benefits plan, program, agreement, practice or arrangement (whether written or oral) maintained by Company or pursuant to which Company has any contribution or funding obligation for its employees, former employees, retirees, agents, independent contractors, their beneficiaries or any other Person;

(e)            any Liability arising from, or with respect to, any Company Plan or any similar arrangement currently or previously maintained, or contributed to, by any Seller Party;

(f)            any Liability of any Seller Party or any Affiliate of a Seller Party for any Tax of any kind or nature, including any Tax which may become payable by reason of the sale and transfer of the Assets, or be imposed upon Company or any of its Affiliates by reason of receipt of the Purchase Price or relief from any Liability pursuant to or in connection with this Agreement, including any sales, franchise or income tax generated from activities of the Business on or before the Closing Date;

(g)           any Liability of Company for any noncompliance with any Legal Requirement, including those relating to (i) Environmental Laws or (ii) employment and labor management relations (including noncompliance under the Worker Adjustment and Retraining Notification Act) and any provisions thereof relating to wages and the payment thereof, hours of work, terms of employment, collective bargaining agreements, workers’ compensation laws, employment benefits, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States and the withholding and payment of federal Social Security and similar taxes payable by Company;

(h)           any Liability of Company under any Contract (including any purchase order) other than the Assumed Contracts;

(i)             any Liability of Company for any failure to withhold all amounts required by any Legal Requirement or Contract to be withheld from the wages or salaries of its employees (whether full-time or temporary), and any Liability for any wage arrearages, taxes or penalties for failure to comply with any of the foregoing arising prior to the Effective Time or otherwise arising from the Assets or the operation of the Business prior to the Effective Time;

(j)             any Liability of Company for any customer deposit other than the Closing Customer Deposits, or any Liability for any Closing Customer Deposit in excess of the amount scheduled for such Closing Customer Deposit on Schedule 1.3(c);

(k)            any Liability to employees of Company, including any severance or retention obligations, and any bonus obligations;

(l)             any Liability arising out of any controversies between Company and its employees or former employees or any union or other collective bargaining unit representing any of its employees;

(m)           any Liability, including strict liability, arising under Environmental Laws, based on facts, circumstances, or events occurring on or before the Closing Date, regardless of when discovered; and

(n)           any Liability of Company resulting from product defects claims based on facts, circumstances, or events arising from or related to any products manufactured or sold by Company on or prior to the Closing Date, regardless of when discovered.

1.5          Closing. Unless otherwise agreed to by Buyer and Company, the Transactions shall close (the “Closing”) on the date hereof (the “Closing Date”). The Parties need not attend the Closing in person, and the delivery of all documents and funds as described in Section 1.6 may be handled by wire transfer and electronic mail or by facsimile transmission. The Transactions shall be considered closed, and possession of the Assets and the risk of their loss shall be deemed to have been passed to Buyer at 12:01 a.m., central time, on the Closing Date.

1.6          Closing Deliveries.

(a)            At or prior to the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer the following:

(i)           this Agreement executed by the Seller Parties;

(ii)          an Escrow Agreement by and among Buyer, Company and the Escrow Agent, the form of which is attached hereto as Exhibit A (the “Escrow Agreement”), executed by Company;

(iii)        a bill of sale, assignment and assumption agreement in form and substance acceptable to Buyer (the “Assignment and Assumption Agreement”) and executed by Company, effecting the assignment to and assumption by Buyer of the Assets and the Assumed Liabilities;

(iv)         a Transition Services Agreement by and among Buyer, Company and Parent in the form attached hereto as Exhibit B (the “Transition Services Agreement”), executed by Company and Parent;

(v)          pay-off letters from all lienholders holding any Encumbrance on the Assets;

(vi)         certificates of title to all Motor Vehicles and such other instruments and documents that are necessary to transfer Motor Vehicles in form and substance acceptable to Buyer;

(vii)        delivery of all UCC-3 termination statements and all other documents and instruments necessary, if any, to release and discharge all Encumbrances on the Assets;

(viii)      a certificate of good standing issued by the Secretary of State of the State of Nevada and each other jurisdiction set forth on Schedule 3.1(a), dated no more than five days prior to the Closing Date;

(ix)         a certificate from an officer of Company certifying the resolutions of the board of directors of Company and Parent authorizing the Transactions, and the incumbency and signatures of the officers of Company executing this Agreement and the other Transaction Documents executed by Company in connection herewith;

(x)          an opinion of counsel from Company’s legal counsel, in form satisfactory to Buyer, concerning the good standing of each Seller Party, the due authorization and proper execution of this Agreement by each Seller Party, and the enforceability of this Agreement against each Seller Party;

(xi)         a non-foreign person affidavit that complies with the requirements of Treasury Regulation Section 1.1445-2(b)(2), in a form acceptable to Buyer;

(xii)        a Form W-9 of Company, completed and duly executed by Company;

(xiii)      written evidence satisfactory to Buyer of all consents required to be obtained from certain third parties in connection with the Transactions; and

(xiv)       such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

(b)           At the Closing, Buyer shall deliver or cause to be delivered to Company or, in the case of the delivery in Section 1.6(b)(iii) to the Escrow Agent, the following:

(i)           the Closing Cash Payment;

(ii)          the Payoff Amounts;

(iii)        the Escrow Amount;

(iv)         this Agreement executed by Buyer;

(v)          the Escrow Agreement executed by Buyer;

(vi)         the Assignment and Assumption Agreement executed by Buyer;

(vii)        the Transition Services Agreement executed by Buyer;

(viii)      a certificate from an officer of Buyer certifying the resolutions of the managing member of Buyer authorizing the Transactions; and

(ix)         such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

1.7          Further Conveyances; Consents; Nonassignable Assets and Nonassignable Contracts.

(a)            From time to time following the Closing and except as prohibited by Legal Requirement, (i) Seller Parties shall, or shall cause their Affiliates to, make available to Buyer such data in personnel records of Hired Active Employees as is reasonably necessary for Buyer to transition such Hired Active Employees into Buyer’s records, and (ii) each Party shall cooperate with the other to the extent reasonably requested, and make available (in a mutually agreeable fashion) to the requesting party for inspection and copying all financial, insurance, tax, employment and other information (including reasonable access to books and records and personnel) with respect to any fiscal period ending on or prior to the Closing Date to the extent required by the requesting party in connection with (A) any audit or other investigation by any taxing authority, (B) the prosecution or defense of any claims or related litigation that might give rise to indemnification payments hereunder, (C) the preparation by the requesting party of tax returns or any other reports or submissions to any governmental entity required to be made or (D) the contesting by any party or defending by any party against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act or transaction involving Company, Buyer or the Business on, prior to or after the Closing Date; provided that in any such case, such cooperation and availability of information may be done in a manner so as not to interfere unreasonably with the normal business of the cooperating Party in providing such assistance.

(b)            From time to time following the Closing, Seller Parties and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to carry out the provisions and purposes of, and give full effect to the transactions contemplated by, this Agreement or to comply with applicable Legal Requirements.

(c)            Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Asset, including any Contract, License and Permit, Intellectual Property, certificate, approval, authorization, warranty, deposit or other right, which by its terms or by any Legal Requirement (i) is nonassignable without the consent of a third party or a Governmental Authority, (ii) would be subject to termination or restriction by a third party or Governmental Authority in the event of an assignment without the consent of such third party or Governmental Authority or (iii) requires that prior notice be delivered to such third party or a Governmental Body (“Nonassignable Assets”) unless and until such consent shall have been obtained or such notice shall have been delivered. To the extent permitted by applicable Legal Requirement, in the event consents to the assignment thereof cannot be obtained or notices cannot be delivered, or until obtained or delivered, after the Closing, Seller Parties shall (or shall cause their Affiliates to) provide Buyer the benefits under any such Nonassignable Asset in accordance with the terms thereof and the use of any other Purchased Asset including (i) entering into subcontracts, subleases, sale and leasebacks, use and service agreements or other contractual arrangements which will provide such benefits to Buyer, and (ii) agreeing with the Person or Persons whose consent is required to be obtained that Seller Parties will remain liable under any such Contract to the same extent as if such assignment had not occurred. Each Seller Party shall promptly pay over to Buyer, in respect of each Nonassignable Asset, all money or other consideration received by such Seller Party under the terms of such Nonassignable Asset. As of and from the Closing Date, Seller Parties authorize Buyer, to the extent permitted by applicable Legal Requirements and the terms of the Nonassignable Assets, to perform all the obligations and receive all the benefits of Company under the Nonassignable Assets and Company appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto. Buyer shall provide Seller Parties with commercially reasonable (i) access to Buyer’s properties used in the Business and (ii) services of Buyer’s employees engaged in the Business, if Seller Parties shall request such access and services and such access and services reasonably may be deemed necessary for Seller Parties to perform their obligations hereunder with respect to the Nonassignable Assets. Notwithstanding anything to the contrary herein, to the extent that any Assumed Liability relates to any Nonassignable Asset, such Assumed Liability shall be deemed an Excluded Liability unless and until such Nonassignable Asset is transferred and assigned to Buyer.

ARTICLE II
PURCHASE PRICE

2.1          Purchase Price. Subject to the adjustments provided for in this Section 2.1 and Sections 2.2 and 2.3, the total consideration (the “Purchase Price”) for the Assets and the covenants of the Seller Parties hereunder shall be (a) $18,500,000 and (b) Buyer’s assumption of the Assumed Liabilities. The Purchase Price shall be payable in the manner described in this Section 2.1 and in Section 2.3.

(a)            Payoff Amounts. On the Closing Date, Buyer shall make or cause to be made the following payments (the “Payoff Amounts”):

(i)           $1,452,000 shall be paid by Buyer on behalf of Company to Sabby Volatility Warrant Master Fund, Ltd., $2,948,000 shall be paid by Buyer on behalf of Company to Sabby Healthcare Master Fund, Ltd., and $2,200,000 shall be paid by Buyer on behalf of Company to Dillon Hill Capital, which amounts, in the aggregate, are sufficient to release all of Company’s obligations under its Original Issue Discount Senior Secured Debenture due February 2019; and

(ii)          $2,548,239 shall be paid by Buyer on behalf of Company to The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006, $96,616 shall be paid by Buyer on behalf of Company to Pensco Trust Co., $2,028,161.59 shall be paid by Buyer on behalf of Company to Greg Vislocky, $483,078.91 shall be paid by Buyer on behalf of Company to B. Delamarter, $483,078.91 shall be paid by Buyer on behalf of Company to H. Delamarter, $272,495.95 shall be paid by Buyer on behalf of Company to Weintraub Partners, $51,477.96 shall be paid by Buyer on behalf of Company to John Short and Karen Wilson, which amounts, in the aggregate, are sufficient to release all of Company’s obligations under that certain Note and Warrant Purchase Agreement, dated January 17, 2012.

(b)            Closing Cash Payment. At the Closing, Buyer shall pay to Company an amount in cash (the “Closing Cash Payment”) equal to the sum of (i) $18,500,000, subject to any adjustments pursuant to Section 2.2, minus (ii) the Payoff Amounts, minus (iii) the Escrow Amount; minus (iv) the aggregate amount of the Closing Customer Deposits (as indicated on Schedule 1.3(c)); and minus an amount equal to $160,000 representing certain anticipated capital expenditures. Buyer shall pay the Closing Cash Payment to Company by wire transfer of immediately available funds to an account designated by Company.

(c)            Escrow Amount. Simultaneous with the payment of the Closing Cash Payment, Buyer shall deposit the Adjustment Escrow Amount and Indemnity Escrow Amount into an escrow account with the Escrow Agent (the “Escrow Account”) to be held in escrow in trust in separate accounts (the “Adjustment Escrow Account” and the “Indemnity Escrow Account”) pursuant to the terms of the Escrow Agreement.

2.2          Closing Working Capital Adjustment. On or prior to the Closing Date, Company has prepared in good faith and delivered to Buyer (i) an estimated balance sheet of Company as of the close of business on the date immediately preceding the Closing Date (before giving effect to the Closing of the Transactions), which has been prepared in accordance with GAAP, and, to the extent consistent with GAAP, on a basis consistent with the Latest Balance Sheet (the “Estimated Closing Balance Sheet”) (provided that the Estimated Closing Balance Sheet need not contain footnote disclosures) and (ii) a good faith estimated calculation (based on such Estimated Closing Balance Sheet) of the Net Working Capital calculated in accordance with GAAP as of the close of business on the date immediately preceding the Closing Date. The Estimated Closing Balance Sheet will include supporting documentation and information that sets forth in reasonable detail how Company’s proposed estimated Net Working Capital as of the close of business on the date immediately preceding the Closing Date was determined. Not less than two days prior to Closing, Company and Buyer shall agree in writing upon an estimated Net Working Capital as of the close of business on the date immediately preceding the Closing Date that would be used for purposes of calculating the Closing Cash Payment (the “Estimated Closing Net Working Capital”). To the extent the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, the Closing Cash Payment shall be increased by an amount equal to the amount that the Estimated Net Working Capital is greater than the Target Net Working Capital (such increase referred to herein as the “Estimated Closing Surplus Adjustment”). To the extent the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Closing Cash Payment shall be reduced by an amount equal to the amount that the Estimated Net Working Capital is less than the Target Net Working Capital (such reduction referred to herein as the “Estimated Closing Deficit Adjustment”).

2.3          Post-Closing Working Capital Adjustment.

(a)            On or before the 75th day following the Closing Date, Buyer shall in good faith prepare and deliver to Company (i) a balance sheet of Company as of the close of business on the date immediately preceding the Closing Date before giving effect to the Closing of the Transactions (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP and on a basis consistent with the Latest Balance Sheet (provided that the Closing Balance Sheet need not contain footnote disclosures, but shall include typical month end adjustments) and (ii) Buyer’s calculation of the Net Working Capital as of the close of business on the date immediately preceding the Closing Date which shall be made based on the Closing Balance Sheet (the “Final Net Working Capital”). Buyer will provide Company with supporting documentation and information that sets forth in reasonable detail the calculation and support for the Final Net Working Capital determination.

(b)            If Company disagrees with Buyer’s calculation of the Final Net Working Capital as set forth on the Closing Balance Sheet, Company shall, within 30 days after Company’s receipt of the Closing Balance Sheet, notify Buyer in writing of such disagreement by setting forth Company’s calculation of the Final Net Working Capital and describing in reasonable detail the basis for such disagreement (the “Working Capital Objection Notice”). If Company fails to deliver the Working Capital Objection Notice within such 30-day period, the Closing Balance Sheet and Buyer’s calculation of the Final Net Working Capital shall be final, binding, and non-appealable upon the Parties.

(c)            If a Working Capital Objection Notice is delivered to Buyer, then Buyer and Company shall negotiate in good faith to resolve their disagreements with respect to the computation of the Final Net Working Capital. If Buyer and Company are unable to resolve all such disagreements within 30 days after Buyer’s receipt of the Working Capital Objection Notice, Buyer and Company shall submit such remaining disagreements to the Dallas, Texas office of Moss Adams (the “Auditor”).

(d)           Buyer and Company shall direct the Auditor to resolve all remaining disagreements with respect to the computation of the Final Net Working Capital as soon as practicable, but in any event shall direct the Auditor to render a determination within 90 days after its retention. The Auditor shall consider only those items and amounts in Buyer’s and Company’s respective calculations of the Final Net Working Capital that are identified as being items and amounts to which Buyer and Company have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. In connection with the resolution of any dispute by the Auditor, each of the Parties and their respective advisors and accountants shall have a reasonable opportunity to meet the Auditor to provide their respective views as to any disputed issues and with respect to the calculation of the Final Net Working Capital. The Auditor’s determination of the Final Net Working Capital shall be based solely on written materials submitted by Buyer and Company (i.e., not on independent review) and the procedures for calculating Net Working Capital contained in this Agreement, including the definition of “Net Working Capital.” The determination of the Auditor shall, in the absence of fraud or mathematical error, be final, binding, and non-appealable.

(e)            The costs and expenses of the Auditor in determining the Final Net Working Capital shall be borne by Buyer, on the one hand, and Company, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyer claims the Final Net Working Capital is $1,000 less than the amount determined by Company, and Company contests only $500 of the amount claimed by Buyer, and if the Auditor ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60% (i.e., 300 ÷ 500) to Company and 40% (i.e., 200 ÷ 500) to Buyer. In connection with its determination of the Final Net Working Capital, the Auditor shall, pursuant to the terms of this Section 2.3(e), also determine the allocation of its fees and expenses between Buyer and Company, which such determination shall, in the absence of fraud or mathematical error, be final, binding, and non-appealable.

(f)            Within five Business Days after the Final Net Working Capital is finally determined pursuant to this Section 2.3:

(i)           If the Final Net Working Capital is greater than the Estimated Closing Net Working Capital, then Buyer shall pay to Company an amount equal to the difference of the Final Net Working Capital amount minus the Estimated Closing Net Working Capital amount, and Buyer and Company shall direct Escrow Agent to disburse all funds remaining in the Adjustment Escrow Account to Company.

(ii)           If the Final Net Working Capital is less than the Estimated Closing Net Working Capital, then (A) Buyer and Company shall direct the Escrow Agent to disburse to Buyer from the Adjustment Escrow Account an amount equal to the difference of the Estimated Closing Net Working amount minus the Final Net Working Capital amount (or, if such difference is larger than the Adjustment Escrow Amount, all funds then in the Adjustment Escrow Account). If such difference is greater than the Adjustment Escrow Amount, Seller Parties shall pay to Buyer by wire transfer of immediately available funds any amount of such difference in excess of the Adjustment Escrow Amount within five Business Days after the date on which the Final Net Working Capital is determined. Buyer and Company shall direct Escrow Agent to disburse any funds remaining in the Adjustment Escrow Account to Company after disbursing funds to Buyer as described above.

(g)           Any payments to Buyer or Company pursuant to Section 2.3(f) shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price.

(h)           Section 2.3 shall, except in the case of fraud, be the sole recourse of Buyer and Company in determining the Final Net Working Capital and, without limiting the generality of the foregoing, no adjustment to the Purchase Price pursuant to Section 2.3 shall be considered a breach of any representation, warranty, covenant or other provision of this Agreement; provided, that the foregoing is not intended to override or contradict any representations or warranties of Seller Parties or Buyer under this Agreement, and in the event of a breach of any such representation or warranty, Buyer and the Seller Parties shall be entitled to all rights and remedies set forth in Article VI or elsewhere in this Agreement notwithstanding the calculation of any component of the Final Net Working Capital under this Section 2.3.

2.4          Allocation of Purchase Price. The total consideration that Buyer pays to Company pursuant to Article 2 shall be allocated among the Assets and the covenants of the Seller Parties hereunder as set forth on Schedule 2.4 (the “Allocation”). The Parties agree that such Allocation reflects the fair market value of each category of Asset in accordance with Section 1060 of the Code (and any similar provision of state or local Legal Requirements, as appropriate). Each of Company and Buyer shall timely file all reports and information returns as may be prescribed under the Code, and any similar returns or reports required under other Legal Requirements. Company and Buyer shall report the Transactions on all Tax Returns in a manner consistent with such Allocation, and neither Company nor Buyer shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation, unless otherwise required by Legal Requirement or mutually agreed to by the Parties. Any adjustments to the consideration paid to Company hereunder will be allocated in a manner consistent with the Allocation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct except as set forth in the disclosure schedules attached hereto:

3.1          Organization, Authority, Ownership. Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The copies of Company’s Organizational Documents, as amended to date, which have been delivered by Company to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the Assets are owned or leased and operated or the nature of the Business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to result in a Loss in excess of $10,000 individually or $25,000 in the aggregate. Each such jurisdiction in which Company is so qualified is listed on Schedule 3.1(a). Parent owns, and at all times since the Ownership Date has owned, all of the common stock of and other equity interests in Company. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Company any capital stock of Company or any securities convertible into or exchangeable for capital stock of Company.

3.2          Subsidiaries. Company does not have or own or control, nor since the Ownership Date has it owned or controlled, any equity interest or any proprietary interest in any corporation, joint venture, partnership, limited liability company or other Entity, or any outstanding options, warrants, or rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire the same.

3.3          Affiliates. Except as disclosed in Schedule 3.3:

(a)           Company does not control (directly or indirectly) the management or policies of any Entity;

(b)           Neither Parent nor any Affiliate of any of the Seller Parties nor, to the Knowledge of Seller Parties, any employee or agent of, or consultant to, any Seller Party owns, directly or indirectly, an interest in, or is a director, manager, officer, employee or agent of or consultant to, any other Person which is a competitor, supplier or customer of Company, other than the ownership of less than 1% of the outstanding capital stock of a class of securities that is registered under Section 12 of the Exchange Act; and

(c)           Neither Parent nor any Affiliate of the Seller Parties nor, to the Knowledge of Seller Parties, any employee or agent of, or consultant to, any Seller Party owns, directly or indirectly, an interest in any property or asset which is used in or necessary for, or right (real or personal, tangible or intangible) necessary for, the operation of the Business.

3.4          Authority Relative to Agreement. Each Seller Party has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Each Seller Party has the full right, power, and legal authority to perform this Agreement and to consummate the Transactions. The execution and delivery by Company of this Agreement and the consummation by Company of the Transactions have been duly authorized by Company’s board of directors and Parent as of the Closing. No Proceeding on the part of Company is required for or in connection with Company’s execution and delivery of this Agreement. This Agreement and the other Transaction Documents to which any Seller Party is a party have been duly executed and delivered by the Seller Parties, and are valid and binding agreements of each applicable Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as such enforcement is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (b) general principles of equity.

3.5          Consents and Approvals; No Violation. Except as set forth on Schedule 3.5, neither Company nor Parent, nor any Affiliate, employee or agent of either of them, is required to make a filing or registration with, provide notice to, obtain a Governmental Authorization, consent or approval of any Governmental Authority, any creditor or any other Person in a contractual relationship with any Seller Party, in connection with the execution and delivery of this Agreement and the other Transaction Documents to which either Seller Party is a party, the performance of their obligations hereunder and thereunder, or the consummation of the Transactions. Neither the execution and delivery of this Agreement and the other Transaction Documents to which either Seller Party is a party, the consummation of the Transactions, nor the compliance by the Seller Parties with any of the provisions hereof and thereof, will (a) conflict with or violate any provision of any of the Organizational Documents of Company; (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default or give rise to any right of termination, cancellation or acceleration under any Company Contract to which Company is a party; (c) violate or conflict with any provision of any Legal Requirement binding upon a Seller Party; or (d) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the Assets.

3.6          Financial Statements. Company has delivered to Buyer: (a) the audited balance sheet of Company as of December 31 for the years 2014, 2015 and 2016, and the related and statements of operations, shareholders’ equity, income and cash flows, and (b) Company’s unaudited balance sheet as of June 30, 2017 (the “Latest Balance Sheet”) and the related statements of operations, shareholders’ equity, income and cash flows for the six-month period then ended (collectively the “Financial Statements”). The Financial Statements and notes, if any, (i) fairly present in all material respects the financial condition and results of operations of Company as of the respective dates thereof and for the periods therein referred to and (ii) reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes, if any, to the Financial Statements. The Financial Statements have been prepared from and are in accordance with the accounting records of Company.

3.7          Liabilities. Company does not have any liabilities other than those (a) reflected and reserved against on the Latest Balance Sheet, (b) based upon, attributed to or arising under Contracts that are not past due and have not arisen in respect of any breach of or default under any provision thereof, or (c) incurred in the ordinary course of business in accordance with past practices since the Latest Balance Sheet. The reserves reflected on the Financial Statements, and on the books of account and other financial records of Company, have been established on a basis consistent with the past practices of Company. Since the Ownership Date, Company has not incurred any Liabilities except in the ordinary course of business consistent with past practices unless set forth in Schedule 3.7. None of the accounts payable of Company or the Business is delinquent (as determined in accordance with the terms of such accounts payable) except as otherwise set forth on Schedule 3.7. Except as set forth on Schedule 3.7, Company has no Indebtedness creating an Encumbrance on any Asset.

3.8          Absence of Changes. Since January 1, 2017, and except as otherwise disclosed in Schedule 3.8, there have not been

(a)            any Material Adverse Change, or any event, condition or contingency that is likely to result in a Material Adverse Change;

(b)           any damage, destruction or loss in excess of $25,000, whether or not covered by insurance affecting the Assets or the Business;

(c)            any increase in or creation of compensation payable or to become payable by Company to any of its officers or employees or in any equity option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them other than in the ordinary course of business consistent with past practices;

(d)           any sale, assignment, lease, transfer, license, abandonment or other disposition by Company of any interest in the Assets material to the conduct of the Business, excluding inventory sold in the ordinary course of business consistent with past practices;

(e)            any declaration, setting aside or payment of any dividend or other distribution on or in respect of the securities of Company, or any direct or indirect redemption, retirement, purchase or other acquisition by Company of any such securities;

(f)            any capital expenditure or commitment for additions to property, plant or equipment of Company constituting capital assets in an amount exceeding $25,000 individually or $100,000 in the aggregate;

(g)           any material modification or change to the manner in which Company has historically managed Inventory, paid accounts payable, or collected Accounts Receivable;

(h)           any entry into, termination or receipt of written notice of termination of any Company Contract;

(i)             any material decrease in the gross margins on product sales as a whole;

(j)             any dispute or any other occurrence, event or condition of any character, which reasonably could be anticipated to give rise to a legal or administrative action or to a Material Adverse Change;

(k)            any modification or amendment of any current debt arrangement between Company and its lenders;

(l)             any prepayment or advance of any Liabilities or acceleration of revenues of Company or the Business;

(m)           any change in the accounting methods used by Company other than as required by GAAP;

(n)           any loss of material customers, employees, or management of Company;

(o)           any threat from any Material Customer to cancel or substantially reduce its purchase of any of the products or services of Company; or

(p)           any agreement to do any of the foregoing.

3.9          Receivables. Schedule 3.9 sets forth a true, correct and complete list of the Accounts Receivable, including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business and will be collected in the face value thereof within 90 days after the date of invoice, using normal collection procedures.

3.10        Inventory.

(a)            The Inventory, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in Company’s ordinary course of business. To the Knowledge of the Seller Parties, the present quantity of such Inventory is sufficient, and not excessive, to serve adequately the customers of Company in the ordinary course of business in accordance with past practices, including packaging, raw materials, works in progress and finished products (in each case, designated as such). Since January 1, 2017, neither Seller Party has received written or oral notice from any supplier to the Business that such supplier anticipates that it will experience, within the six-month period after such notice, any material difficulty in obtaining, in the quantity and quality needed and at the then prevailing market prices, terms and conditions, the raw materials, supplies or component products, required for the production and sale of Company’s products in the ordinary course of business. Finished goods of any Company-manufactured products in the Inventory conform to their applicable specifications, including all applicable warranties, whether express or implied, given in connection with the sales of goods and under Legal Requirements, and are free from defects in design, workmanship and material. The raw materials, food, herbal and dietary supplements of Company (i) are not adulterated or misbranded within the meaning of the FFDCA, or within the meaning of any other Legal Requirements, including the DSHEA, and (ii) are not articles which may not, under the provisions of Sections 404, 505 and 512 of the FFDCA, be introduced into interstate commerce. Except as otherwise set forth on Schedule 3.10(a), all of the Inventory is located at the Business Facilities.

(b)           Schedule 3.10(b) contains a list and description of all warranties related to Inventory. To the Knowledge of the Seller Parties, there are no material warranty liabilities or recalls of Company’s products, no claims for replacement, refund, recall or claims for other product-related remedies that are Threatened, pending or reasonably anticipated to be presented with respect to Company’s products and no report has been filed or required to have been filed with a Governmental Authority with respect to any of Company’s products under any applicable Legal Requirements.

3.11        Books and Records. The books of account of Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, the books of account will be in the possession of Company and will be delivered to Buyer.

3.12        Contracts.

(a)           Schedule 3.12(a) contains a true, complete and correct list of each of the following contracts and agreements, whether written or oral, to which Company is a party or that relates to the Assets (the contracts and agreements required to be so scheduled, whether or not listed on Schedule 3.12(a), collectively, the “Company Contracts”):

(i)           all Contracts where the individual or aggregate dollar value for performance after the Closing equals or exceeds $50,000 on an annualized basis;

(ii)         all loan agreements, indentures, mortgages and guaranties to which Company is a party or by which Company or any of its property is bound;

(iii)        all pledges, material conditional sale or title retention agreements, security agreements, material equipment obligations, material lease purchase agreements and material rental agreements to which Company is a party or by which Company or any of its property is bound;

(iv)         all contracts, agreements, commitments, or purchase orders to which Company is a party or by which Company or any of its property is bound which (A) involve payments or receipts by Company of more than $50,000 in the case of any single contract, agreement or commitment under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially affect the condition (financial or otherwise) or the properties, assets, business or prospects of Company or the Business;

(v)           all collective bargaining agreements, employment or consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee option or equity purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, or commitments to which Company is a party or by which Company or any of its property is bound;

(vi)         all material agency, distributor, sales representative, franchise or similar agreements to which Company is a party or by which Company or any of its property is bound;

(vii)       all non-disclosure or confidentiality agreements to which the Company is bound;

(viii)      all agreements between Company (including any tax sharing arrangements) and its Affiliates or owners other than those described in other portions of Schedule 3.12(a);

(ix)         each lease, whether operating, capital or otherwise, under which Company is lessor or lessee and which all payments under such lease exceed $25,000;

(x)          all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on Company; and

(xi)         any other material agreements or contracts entered into by Company.

(b)            Each Company Contract is a valid and binding agreement of Company, enforceable against Company in accordance with its terms, and Company does not have any Company Contract that is not a valid and binding agreement of the other parties thereto.

(c)            Company and each of the other parties to each Company Contract have fulfilled all material obligations required pursuant to the Company Contracts to have been performed by them, and Company does not have any reason to believe that Company or any of the other parties to each Company Contract will not be able to fulfill, when due, all of their obligations under Company Contracts which remain to be performed.

(d)            Company is not in breach of or default under any Company Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of material rights or result in the creation of any Encumbrance, thereunder or pursuant thereto.

(e)            To the Knowledge of the Seller Parties, there is no existing breach or default by any other party to any Company Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Encumbrance thereunder or pursuant thereto.

(f)            Company is not restricted by any Contract from carrying on the Business anywhere in the world. Company is not a party to any Contract under which a third party would be entitled to receive a new license or any other new right to intellectual property of Buyer or any Affiliate of Buyer after the Closing. True, correct and complete copies of all Company Contracts have made available by Company to Buyer.

3.13        Property.

(a)            Except for the Business Facilities which are leased by Company, Company does not own or lease, and the Business does not occupy or otherwise require the use of, nor has it from and after the Ownership Date owned, leased, occupied or used, any real property.

(b)           To the Knowledge of the Seller Parties, there are currently no material physical or mechanical defects of, in or to the Business Facilities or any improvements thereto, including the plumbing, heating, air conditioning and electrical systems, and all such items are in good operating condition and repair and comply in all material respects with all Legal Requirements.

(c)            Company owns all of the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned in the books and records of Company, including the Assets and all the properties and assets reflected in the Latest Balance Sheet (except for Inventory sold since the date of the Latest Balance Sheet in the ordinary course of business and changes in working capital items in the ordinary course of business), free and clear of all Encumbrances other than Permitted Encumbrances. Except as otherwise set forth on Schedule 3.13(c), Parent does not own or lease any assets used by Company in the operation of the Business.

(d)           The Business Facilities are not subject to any rights of way, building use restrictions, exceptions, variances, reservations, rights of third parties or limitations of any nature that adversely affect the current use of the Business Facilities by the Company.

(e)            To the Knowledge of the Seller Parties, there are currently no material physical or mechanical defects of, in or to the Business Facilities or Purchased Improvements, including the plumbing, heating, air conditioning and electrical systems, and to the Knowledge of the Seller Parties, all such items are in good operating condition and repair and in compliance with all Legal Requirements.

(f)            The use and operation of the Business Facilities and Purchased Improvements by the Company comply in all material respects with Legal Requirements any real property leases to which the Company is a party. There is no Legal Requirement or Contract to which Company either is a party or otherwise subject requiring that any Person make material installations, replacements or improvements of any loss prevention equipment (such as fire alarm and sprinkler systems) or any pollution control systems on the Business Facilities and Company has no plans to do any of the foregoing.

(g)           There are no Persons other than Company in possession of any part of the Business Facilities or the Purchased Improvements that are leased by the Company. To the Knowledge of the Seller Parties, there are no circumstances or conditions that would prevent Buyer from using and operating the Business Facilities and Purchased Improvements after Closing in the manner used by Company and the Business prior to the Closing. All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Business Facilities are installed to the property lines of the Business Facilities, are all connected pursuant to valid permits, and are adequate to service the Business Facilities as currently serviced and to permit compliance with all requirements of law and normal usage of the Business Facilities as currently used. Except as set forth on Schedule 3.13(g), at the Closing there will be no outstanding Contracts made by any Seller Party for any improvements to the Business Facilities that have not been fully paid for, and Company shall cause to be discharged prior to the Closing all mechanics’ or materialmen’s liens arising from any labor or materials furnished to the Business.

3.14        Condition and Sufficiency of Assets. The Assets constitute all of the assets used in the Business as currently conducted. The Assets have been prudently maintained in the ordinary course of business and are suitable for use in the Business. The items of Equipment are structurally sound with no known defects and are adequate for the uses to which they are being put. The tangible assets included in the Assets are in good operating condition, ordinary wear and tear excepted. Except as set forth on Schedule 3.14, the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.15        Personal Property. Schedule 3.15 sets forth each item of Equipment and other tangible personal property with a value in excess of $50,000 that is owned by Company or covered by any lease of personal property to which Company is a party. Company has made available to Buyer with true, correct and complete copies (and written descriptions of oral Contracts) of all Contracts relating to or affecting any interest in tangible personal property to which Company is a party or by which Company or the Assets are in any way bound, together with all amendments and supplements thereto and modifications thereof. All such Contracts are legally valid and binding and in full force and effect, and there are no material defaults by Company thereunder, or to the Knowledge of the Seller Parties, no other party thereto is in default thereunder. Schedule 3.15 sets forth a listing of the make, model, and mileage of each motor vehicle leased or owned by Company and used or useable in the Business (the “Motor Vehicles”).

3.16        Employee Benefits.

(a)           Schedule 3.16(a) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Company or any ERISA Affiliate (the “Company Plans”). Complete and accurate copies of (i) all Company Plans maintained or contributed to by Company that have been reduced to writing, (ii) written summaries of all unwritten Company Plans maintained or contributed to by Company, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan maintained or contributed to by Company have been made available to Buyer.

(b)           Each Company Plan has been administered in all material respects in accordance with its terms, and each of Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan maintained or contributed to by Company has assets that include securities issued by Company or any ERISA Affiliate other than Parent’s equity incentive plans.

(c)            There is no Proceeding before any Governmental Authority or before any arbitrator (except claims for benefits payable in the normal operation of the Company Plans and Proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)           All of the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and to the Knowledge of the Seller Parties, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)           Neither Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)            Except as set forth on Schedule 3.16(f), at no time has Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of Company (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Legal Requirements and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan to the extent required by law.

(h)           To the Knowledge of the Seller Parties, no act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably likely subject Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)             No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)             Each Company Plan other than ERISA Affiliate plans maintained by Parent or another Affiliate is amendable and terminable unilaterally by Company at any time without liability or expense to Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Company from amending or terminating any such Company Plan other than ERISA Affiliate plans maintained by Parent or another Affiliate.

(k)            Schedule 3.16(k) lists each: (i) employment agreement with any executive officer or other key employee of Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Company of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Company in connection with the Transactions that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other Company Plan other than ERISA Affiliate plans, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

(l)             Schedule 3.16(l) sets forth the policy of Company with respect to Accrued Vacation and earned time off.

(m)           Buyer will incur no liability (including “successor liability,” as that term may be defined by any court of law), cost or expense arising from, or with respect to, any Company Plans, or any other similar plan or arrangement maintained, or contributed to, by Company or any ERISA Affiliate, except to the extent such liabilities are Assumed Liabilities.

3.17        Taxes.

(a)            (i) Company has duly filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and duly paid in full all Taxes owed, and all such Tax Returns filed by or on behalf of Company are true, correct and complete in all material respects; (ii) the Company is not the beneficiary of any extension of time within which to file any income Tax Return; (iii) no claim has been made by any authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) the Liabilities and reserves for Taxes reflected in the Latest Balance Sheet have been determined in accordance with GAAP; (v) there are no liens for Taxes upon any property or assets of Company, including the Assets, that arose in connection with any failure to pay any Tax; (vi) Company has not received or requested a ruling from any taxing authority or signed an agreement with any taxing authority; (vii) Company has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any state, local or foreign laws) required to be paid or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (viii) no federal, state, local or foreign audits or other Proceedings are presently pending or, to the Knowledge of the Seller Parties threatened, with regard to any Taxes or Tax Returns of Company or otherwise relating to any of the Assets and Company has not received a notice (and does not otherwise have knowledge) of any pending or threatened audits; (ix) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (x) no adjustments or deficiencies relating to Tax Returns of any direct or indirect owner of Company have been assessed by any Governmental Authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xi) Company has made available to Buyer true, correct and complete copies of all federal and state income Tax Returns filed on or after the Ownership Date.

(b)           (i) No power of attorney granted by Company with respect to any Taxes is currently in force and (ii) Company is not a party to any Tax allocation or sharing agreement.

(c)            None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Sections 162(m) or 280G of the Code. Except as set forth on Schedule 3.17(c), Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return and (ii) has no Liability for Taxes of any Person (other than Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Company has not distributed stock of another Entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d)            None of the Assets (i) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” with the meaning of Revenue Procedure 76-30 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.

(e)            Buyer will not incur any liability as a successor or transferee for Taxes owed by Company as a result of the Transactions.

(f)            Company has not at any time participated in a reportable transaction with the meaning of Treasury Regulation § 1.6011-4 or participated in a transaction that has been disclosed as a reportable transaction under Section 6011 and the Treasury Regulations thereunder.

3.18        Environmental Matters.

(a)            (i) Company has operated the Business, and the Business is, in compliance with all Environmental Laws; (ii) Company has obtained and is in compliance with all necessary Licenses and Permits and other approvals necessary to operate the Business and to treat, transport, store, dispose of and otherwise handle Hazardous Substances and such Licenses and Permits and other approvals are, except as set forth on Schedule 3.18(a), fully transferable to Buyer; (iii) since the Ownership Date, there have been no “releases” or threats of “releases” (as defined in any Environmental Laws) of Hazardous Substances at, from, in or on the Business Facilities in violation of Legal Requirements; (iv) the Company has not transported or disposed on any on-site or off-site location any Hazardous Substances from the Business Facilities or arranged for the transportation or disposal of Hazardous Substances from the Business Facilities that is or, to Knowledge of the Seller Parties, is threatened to be, the subject of any federal, state, local or foreign enforcement action or any other investigation that could reasonably likely lead to any Environmental Claim against the Company or Buyer for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including any claim under any Environmental Laws; (v) the Company has not (A) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Business Facilities or operations thereon, (B) received notice under the citizen suit provision of any Environmental Laws in connection with the Business Facilities or operations thereon, (C) received any request for information, notice, demand letter, administrative inquiry or formal or information complaint or Environmental Claim with respect to any Hazardous Substances relating to the Business Facilities or operations thereon, or (D) been subject to or threatened with any governmental, citizen enforcement action or Environmental Claim with respect to the Business Facilities or operations thereon, and Company has no reason to believe that any of the above will be forthcoming; and (vi) Company has no contingent liability in connection with any release or disposal of any Hazardous Substance from the Business Facilities into the environment. The Business Facilities are not currently nor have they from and after the Ownership Date, nor to the Knowledge of the Seller Parties ever, been designated as a treatment, storage and/or disposal facility, nor has any Governmental Authorization been applied for designating any of the Business Facilities as a treatment, storage or disposal facility under any Environmental Laws.

(b)           Schedule 3.18(b) contains a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits (including any “Phase 1” and/or “Phase II” site assessments) having ever been in the possession of the Seller Parties that relate to the Business Facilities and any premises previously owned or operated by Company. A true, correct and complete copy of each such document has been made available to Buyer by Company.

3.19        Compliance With Laws.

(a)           Company has complied with all applicable Legal Requirements (including the DSHEA, the FFDCA and those pertaining to occupational safety and health practices, wage payments, fair labor practices and standards, equal opportunity practices and environmental matters). To the Knowledge of the Seller Parties, there is no reasonable basis to expect, nor has any of the Seller Parties received since the Ownership Date, any written Order or notice from any Governmental Authority of, any alleged or actual violation and/or failure to comply by the Company with any such Legal Requirement, or of any alleged, actual, or potential obligation of the Company to undertake or bear the cost of any response, removal, or remedial action at any real property now owned or leased by Company or to which Hazardous Substances generated by Company may have been transported.

(b)           Set forth in Schedule 3.19(b) are all the Governmental Authorizations and Trade Group Authorizations held by Company with respect to the Assets and the Business (the “Licenses and Permits”). The Licenses and Permits constitute all of the Governmental Authorizations and the Trade Group Authorizations necessary to permit Buyer to own, operate, use, and maintain the Assets in the manner in which they are now operated and maintained and to conduct the Business as now being conducted in compliance with all Legal Requirements. Other than the Licenses and Permits, Company has not, since the Ownership Date, held any other Trade Group Authorization, nor represented that it has any Trade Group Authorization. All required filings with respect to the Licenses and Permits have been made and all required applications for renewal thereof have been timely filed. All of the Licenses and Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Seller Parties, Threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

3.20        FDA and Regulatory Compliance.

(a)           Company and the current products manufactured by Company (under its own brands or, with the limitations specified in the paragraphs below, for third parties) and, to the extent applicable, any products sold or distributed by Company (under its own brands or, with the limitations specified in the paragraphs below, for third parties) since the Ownership Date (collectively, the “Products”) were and are in compliance in all material respects with all applicable provisions in effect as of such time of (i) the FFDCA, (ii) the regulations and requirements adopted by the FDA pursuant to the FFDCA, (iii) federal, state and local Legal Requirements and requirements pertaining to food, dietary supplement or drug products, and their respective establishments, as applicable, including the Federal Trade Commission Act and California’s Proposition 65, (iv) any comparable foreign Legal Requirements, regulations and requirements, and (v) all Licenses and Permits held by Company (collectively, clauses (i) through (v), the “FDA and Similar Requirements”). The Products, as manufactured, labeled, packed, packaged, stored, sold and distributed by Company (under its own brand or third-party brands) were, since the Ownership Date, and are in material compliance with the adulteration and misbranding provisions of the FDA and Similar Requirements, and the Products, as manufactured, sold, or distributed by Company (under its own brand or third-party brands) do not contain or constitute articles prohibited from introduction into interstate commerce under the FFDCA. Schedule 3.20(a) sets forth a true and complete list of all Products the sales of which have generated in excess of (x) $50,000 for Company during calendar year 2016 or (y) $25,000 for Company during the first six months of calendar year 2017.

(b)           To the extent any Product manufactured in the United States has been exported to a foreign country and is sold or distributed either (i) under one of Company’s own brands, or (ii) by a third party that has notified Company of the country(ies) to which it will be exporting the Product, Company has exported such Product in compliance in all material respects with applicable United States federal, state and local Legal Requirements and Company’s Licenses and Permits. To the extent that Company manufactures, packs, packages, labels, stores, sells or distributes Products in foreign countries, Company is in compliance in all material respects with the Legal Requirements of such foreign countries and is not in violation in any material respects of any applicable Legal Requirement or License and Permit. To the extent that any Product or raw material or component of a Product is manufactured outside the United States and is imported into the United States, Company has imported such Products in compliance in all material respects with applicable Legal Requirements, and all such imported Products, raw materials and components meet all material Legal Requirements and the requirements of Company’s Licenses and Permits.

(c)           Except as set forth on Schedule 3.20(c), all manufacturing operations performed by Company are being conducted in compliance in all material respects with applicable United States Legal Requirements and, to the extent applicable, for Products sold or distributed either (i) under one of Company’s own brands, or (ii) by a third party that has notified Company of the country(ies) to which it will be exporting the Product, comparable counterpart Legal Requirements in the countries where compliance by Company is required. Assuming and subject to taking all of the actions and completing all of the modifications and improvements specified in Schedule 3.20(c), and assuming no other changes, the operations would comply the FDA’s current good manufacturing practice regulations for food and dietary supplements and requirements for the Products, including the Food Safety Modernization Act and its implementing regulations.

(d)           Except as set forth on Schedule 3.20(d), since the Ownership Date, there have been no material recalls, corrective actions or seizures initiated or other adverse regulatory actions taken by the FDA or any other Governmental Authority with respect to any of the Products or facilities where any such Products are manufactured, processed, packed, packaged, stored or labeled. Company has neither voluntarily, nor at the request of any Governmental Authority, initiated or participated in a recall (voluntary or mandatory) or market withdrawal (as such terms are defined under the FFDCA and the FDA’s implementing regulations and requirements) with respect to any Product or provided post-sale warnings regarding any Product, except as set forth on Schedule 3.20(d).

(e)           Since the Ownership Date, Company has not sent or received any written correspondence to or from any Governmental Authority with respect to a contemplated or ongoing actual recall, withdrawal or suspension from the market of any Product, or otherwise concerning any alleged defect or adverse effect relating to any Product.

(f)            All written and electronically delivered filings with, and submissions to, the FDA or any other Governmental Authority or trade organization in any other jurisdiction made by Company with regard to the Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(g)           Except as set forth on Schedule 3.20(g), Company has not since the Ownership Date been the subject of any audit, examination or investigation by the FDA or any other Governmental Authority or trade organization for the purpose of (i) contesting the manufacture, packing, packaging, storage, sale, distribution or labeling practices of any of the Products sold by Company or (ii) otherwise alleging any violation of applicable Legal Requirements or Licenses and Permits by Company.

(h)           Except as set forth on Schedule 3.20(h), during the two years preceding the date of this Agreement, (i) no written notice, citation, summons or order has been received by Company with respect to any Product, (ii) no complaint has been filed and served on Company alleging a Product defect or a violation of Legal Requirement with respect to the manufacture, sale, packing, packaging, labeling, storage, certification or distribution of a Product, (iii) no penalty has been assessed against Company with respect to its Products, practices or facilities, and (iv) to the Knowledge of the Seller Parties, no investigation or review is pending or threatened with respect to Company (A) with respect to a material violation by Company of any Legal Requirement relating to the manufacture, sale, packing, packaging, labeling, storage, certification or distribution of a Product or (B) with respect to any failure to obtain or default, or written notice of an event with respect to which the passage of time would become a default, with respect to any Licenses and Permits.

3.21        Product Liability.

(a)            The products sold by Company were, at all times up to and including the sale thereof, (i) in compliance in all material respects with all applicable Legal Requirements, including regulatory requirements imposed by the FDA pursuant to 21 C.F.R. Part 110 (Good Manufacturing Practices), and all applicable product content, labeling, registration and certification requirements for any jurisdiction in which each product is marketed; (ii) manufactured in compliance with Legal Requirements; (iii) were able to be introduced into interstate commerce in the United States and do not contain articles which may not, under the provisions of section 404, 505, or 512 of the FFDCA, be introduced into interstate commerce; (iv) manufactured in conformity with the applicable formulae and specifications and in material compliance with good manufacturing practices; (v) tested in accordance with established protocol sufficient to release the applicable Products for sale in accordance with applicable Legal Requirements; and (vi) fit for the ordinary purposes for which they are intended to be used.

(b)           Except as set forth in Schedule 3.21(b), (i) to the Knowledge of the Seller Parties, there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether or not covered by insurance) on the part of Company and (ii) there are not presently pending, or, to the Knowledge of the Seller Parties, Threatened, and, to the Knowledge of the Seller Parties, there is no reasonable basis for, any Proceedings, notices of violation or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of an express or implied warranty or representation, relating to any product formulated, manufactured, distributed or sold by or on behalf of Company.

(c)           Except as set forth in Schedule 3.21(c), in product manufacturing agreements and except as implied or required by Legal Requirements, Company has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

3.22        Litigation. None of the Seller Parties is subject to any Order in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the Assets or the conduct of the Business or which would prevent, delay, or make illegal the Transactions. Except as described in Schedule 3.22, there are no Proceedings pending or to the Knowledge of the Seller Parties, Threatened against, involving, affecting, or relating to Company or to its ownership, operation, or use of the Assets or to the conduct of the Business before any arbitrator or Governmental Authority. To the Knowledge of the Seller Parties, there exist no facts to serve as a reasonable basis for the institution of any Proceeding against any Seller Party which, individually or in the aggregate, could reasonably be likely to affect materially and adversely the business, financial condition, results of operations or prospects of Company or might reasonably be expected to cause a Material Adverse Change.

3.23        Employees.

(a)           Schedule 3.23(a) contains a complete and accurate list of the following information for each individual who is an employee (whether full-time or temporary), officer, independent contractor or consultant of Company, including each employee on leave of absence or layoff status: the amount (expressed in dollars) of sick and vacation leave that is accrued but unused (“Accrued Vacation”); the amounts of earned but unpaid bonuses (“Accrued Bonuses”); name; job title; status (such as full-time employee, part-time employee, or contractor, among others); date of hiring or engagement; date of commencement of employment or engagement; and current compensation paid or payable.

(b)           Schedule 3.23(b) contains a complete and accurate list of all bonus payments made by Company to its employees, officers, independent contractors and consultants during 2014, 2015 and 2016.

(c)            Except as required by COBRA, there are no retired employees of Company, or their dependents, receiving Company Plan benefits.

(d)           Schedule 3.23(d) contains a list of each agreement to which the Company is a party that purports, with respect to any officer, employee, consultant or contractor of Company (i) to limit his or her rights to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Company or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Company is a party to, or is otherwise bound by, any agreement with the Company that adversely affects, or will reasonably likely affect the ability of Company or Buyer to conduct the business as heretofore carried on by Company.

(e)            (i) Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Company or in the Business, and to the Knowledge of the Seller Parties, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Company; (ii) there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Seller Parties, Threatened between Company and any of its employees, and Company has not experienced any such strike, slowdown or work stoppage within the past two years; (iii) Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Company under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against Company before the National Labor Relations Board or any other Governmental Authority; (v) Company is currently in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, worker classification, collective bargaining, employment-related immigration and authorization to work in the United States and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Company has paid in full to all employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Knowledge of the Seller Parties, Threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Company; (viii) Company is not a party to or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (ix) there is no Proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Seller Parties, Threatened with respect to Company or the Business; and (x) there is no charge of discrimination in employment or employment practices by the Company, for any reason, including age, gender, race, religion or other legally protected category, which is now pending or, to the Knowledge of the Seller Parties, Threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Company has employed or currently employs any Person.

(f)            Except as set forth on Schedule 3.23(f), (i) Company engages the services of certain temporary employees; (ii) none of such temporary employees is on the payroll of Company; (iii) such temporary employees are not eligible to participate in or entitled to benefits from any of Company’s Employee Benefit Plans that are extended to Company’s full-time employees; and (iv) none of the temporary employees or their employers is a party to any outstanding employment, consulting or management Contract with Company that cannot be terminated at will by, and at no severance expense to, Company or that provide for the payment of any severance, compensation, bonus, commission or other payment following termination of such agreement or contract.

3.24        Insurance. Schedule 3.24(a) sets forth a list of all policies of fire, liability, casualty, life and other insurance owned or held by Company with respect to the Assets, the Business or the employees of Company. Such policies are in full force and effect, are sufficient to satisfy all Legal Requirements and any Contracts to which Company is a party, and provide an amount of coverage that is reasonable and customary for the Business. The Company is not aware of any fact or condition that exists which would preclude Company from obtaining (or would require any expenditure, other than the payment of premium, to enable Company to obtain) comparable insurance from comparably rated insurers. Company is in compliance in all material respects with the terms of all policies set forth on Schedule 3.24(a), and Company is not in default in any material respect with respect to its obligations under any such insurance policy, nor has Company been denied insurance coverage since the Ownership Date. To the Knowledge of the Seller Parties, no event has occurred nor does any fact or condition exist which would render any of such policies void or voidable or subject any of such policies to cancellation or termination or require notice under any of such policies. Schedule 3.24(b) sets forth a list of all claims, if any, made by Company since the Ownership Date against an insurer in respect of coverage under such insurance policies. There have been no denials of claims or reservation of rights letters with regards to such claims.

3.25        Intellectual Property. Schedule 3.25 sets forth a complete and correct list and summary description of all of the material items of Intellectual Property, together with a complete list of all licenses granted by or to Company with respect to any of such Intellectual Property. The Intellectual Property constitutes all of the intellectual properties necessary for the Business as currently conducted and as proposed to be conducted by Company. The Intellectual Property is valid and enforceable, and Company has sufficient right, title and interest to the Intellectual Property, free and clear of all Encumbrances, except as set forth on Schedule 3.25, including claims or rights of employees, agents, consultants or other Persons involved in the development or creation of the Intellectual Property to conduct the Business as currently conducted and as proposed to be conducted by Company; provided, however, that such representation is made only to the Seller Parties’ Knowledge with respect to common law trademarks. With regard to Intellectual Property to which Company holds rights as a licensee, Company has the valid right to use such Intellectual Property in the Business. Except as set forth on Schedule 3.25, none of the Intellectual Property is dependent upon any other intellectual property in order to freely operate or be utilized in the manner heretofore utilized by Company in its Business. Except as set forth in any license or other agreements listed on Schedule 3.25, Buyer will have the unrestricted right to and may use, sell, assign, transfer, license, sublicense, modify and encumber all Intellectual Property immediately after the Closing to the same extent as Company had the right, power and authority to use, sell, assign, transfer, license, sublicense, modify and encumber the Intellectual Property prior to the Closing, without Encumbrances of third parties. Except as set forth on Schedule 3.25, the Seller Parties have not received any notice or threat of any violation of, and, to the Knowledge of the Seller Parties, there is not any valid ground for any bona fide claim of, and Company is not violating, infringing, diluting or misappropriating, and Company has not violated, infringed, diluted or misappropriated the rights or property of any other Person in any trademark, trade name, service mark, copyright, mask work, trade secret, know-how, patent, software, or other intangible property right or asset, or conducted any acts of unfair competition. To the Knowledge of the Seller Parties, no Person is violating, infringing, diluting or misappropriating any right, title or interest of Company with respect to the Intellectual Property. The Seller Parties have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Intellectual Property, and the Seller Parties have not received any notice or threat challenging Company’s ownership or use of, or the validity or enforceability of any of the Intellectual Property. Schedule 1.1(j) sets forth a complete and correct list of all of the agreements that Company has with any of its employees, officers and/or consultants related to (a) the assignment of intellectual property rights to Company or (b) the creation of any intellectual property rights.

3.26        Prepayments and Deposits. Schedule 3.26(a) sets forth a true, correct and complete list of all prepayments and deposits which have been received by Company from customers for products to be shipped, or services to be performed, after the date hereof. Schedule 3.26(b) sets forth a true, correct and complete list of all prepaid expenses of Company (“Prepaid Expenses”).

3.27        Customers and Suppliers.

(a)           Customers. Schedule 3.27(a) lists, with respect to (i) the six month period ending June 30, 2017, (ii) the year ended December 31, 2016, and (iii) the year ended December 31, 2015, the fifteen largest customers (by dollar volume) of Company during each such period (showing the dollar volume for each) (the Persons required to be so scheduled, the “Material Customers”). Except as set forth on Schedule 3.27(a), Company does not have any outstanding material disputes concerning its products and/or services with any Material Customer and no Material Customer is materially dissatisfied. Since the Ownership Date, Company has not received any written notice from any Material Customer stating, nor to the Knowledge of the Seller Parties (i) has any Material Customer terminated or ceased, or significantly modified the volume or amount of, or pricing of, its business with Company or the types of services or products or margin on services or products whether because of the Transactions or otherwise (nor has any Material Customer determined, nor is evaluating whether, to do any of the foregoing), nor (ii) is any Material Customer reasonably likely to (A) refuse to do business with Company on substantially the same terms and conditions as it did business with Company before the Closing, or (B) significantly modify the volume or amount of, or pricing of, its business with Company, or the types of services or products or margin on services or products whether because of the Closing or otherwise. The foregoing clause (B) does not purport to make any statement concerning broad market trends of general applicability.

(b)           Suppliers. Schedule 3.27(b) lists, with respect to (i) the six month period ending June 30, 2017, (ii) the year ended December 31, 2016, and (iii) the year ended December 31, 2015, the fifteen largest suppliers (by dollar volume) of Company during each such period (showing the dollar volume of each) (the Persons required to be so scheduled, together with any supplier who represents the sole supplier to Company of any type of material or service, the “Material Suppliers”). Except as set forth on Schedule 3.27(b), Company does not have any outstanding material disputes concerning its products and/or services with any Material Supplier and no Material Supplier is materially dissatisfied. Since the Ownership Date, Company has not received any written notice from any Material Supplier stating, nor to the Knowledge of the Seller Parties (i) has any Material Supplier terminated or ceased, or significantly modified the volume or amount of, or pricing of, its business with Company or the types of services or products or margin on services or products whether because of the Transactions or otherwise (nor has any Material Supplier determined, nor is evaluating whether, to do any of the foregoing), nor (ii) is any Material Supplier reasonably likely to (A) refuse to do business with Company on substantially the same terms and conditions as it did business with Company before the Closing, or (B) significantly modify the volume or amount of, or pricing of, its business with Company, or the types of services or products or margin on services or products whether because of the Closing or otherwise. The foregoing clause (B) does not purport to make any statement concerning broad market or industry trends or events of general applicability.

3.28        No Broker’s or Finder’s Fees. Except for Allegiance Capital Corporation, no agent, broker, investment banker or other Person is or will be entitled to receive from the Seller Parties any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

3.29        Certain Payments. Neither the Company, nor any manager, officer, employee, agent, or representative of Company has (a) directly or indirectly made any contribution, gift, bribe, kickback or other payment (including any political contribution with corporate funds, any payment from corporate funds not recorded on the books and records of Company, any payment from corporate funds that was falsely recorded on the books and records of Company, any payment from corporate funds to governmental officials for improper purposes or payments from corporate funds to obtain or retain business) to any Person, regardless of form whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Company, or (iv) or in any other manner or for any other purpose that violates applicable Legal Requirements, or (b) established or maintained any fund or asset which has not been recorded in the books and records of Company.

3.30        Intentionally Omitted.

3.31        Privacy and Data Security.

(a)           Except as set forth in Schedule 3.31(a), Company has a privacy policy regarding the collection, use, disclosure, interception, storage, receipt, purchase, sale, transfer, processing and protection of personal information in its possession, custody or control, or otherwise held or processed on its behalf, and is and has been in all material respects compliance with such privacy policy. Company has made available to Buyer any privacy policies maintained by Company. Except as set forth in Schedule 3.21(a), Company has in the past three (3) years posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by Company in the United States of America.

(b)           In the past three (3) years, Company has complied at all times in all material respects with all Legal Requirements regarding the collection, use, disclosure, interception, storage, receipt, purchase, sale, transfer, processing and protection of personal information. Except as set forth in Schedule 3.31(a),Company has taken commercially reasonable efforts to implement safeguards designed to protect the confidentiality and security of any systems, software, databases, networks and websites utilized by on or behalf of the Company in connection with the conduct of its operations and any information stored or contained therein or transmitted thereby from unauthorized or improper access, and to the Knowledge of the Seller Parties, there has been no unauthorized or improper access to any of the foregoing. Company is in compliance and has in the past three (3) years complied in all material respects with all requirements contained in the Payment Card Industry Data Security standards relating to “cardholder data” (as such term is defined therein) with respect to all such cardholder data that has come into its possession.

(c)           Company has in all material respects complied at all times with the terms of all contracts to which Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)           No Person (including any Governmental Authority) has commenced any Proceeding relating to Company’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of Company, or, to the Knowledge of the Seller Parties, threatened any such Proceeding or made any complaint, investigation or inquiry relating to such practices.

(e)           The execution, delivery and performance of this Agreement and the consummation of the Transactions will not violate any Legal Requirement relating to the privacy of information or the privacy policy of Company as it currently exists or other privacy and data security requirements imposed on Company or any party acting on its behalf under any Company Contracts.

3.32        Disclosures. The representations and warranties of the Seller Parties contained herein, and the Schedules hereto provided by the Seller Parties, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which there were made. None of the Seller Parties has any knowledge of any fact that might reasonably result in a Material Adverse Change to Company or the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller Parties that the statements contained in this Article IV are true and correct:

4.1          Organization and Authority. Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

4.2          Authority Relative to Agreement. Buyer has the full right, power, and legal authority to execute and deliver this Agreement. Subject to the satisfaction of the conditions set forth herein, Buyer has the full right, power and legal authority to perform this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each Transaction Document have been duly authorized by all necessary action on behalf of Buyer. No Proceeding on the part of Buyer is required for or in connection with Buyer’s execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (b) general principles of equity.

4.3          Litigation. Buyer is not subject to any Order that would prevent, delay, or make illegal the Transactions. There are no material Proceedings pending or to the knowledge of Buyer, Threatened against, involving, affecting or relating to Buyer before any arbitrator or Governmental Authority. To the knowledge of Buyer, there exist no facts to serve as a basis for the institution of any Proceeding against Buyer that, individually or in the aggregate, could affect materially and adversely the business, financial condition or results of operations of Buyer that would cause a material adverse change with respect to Buyer.

4.4          No Broker’s or Finder’s Fees. Except as set forth on Schedule 4.4, no agent, broker, investment banker or other Person is or will be entitled to receive from Buyer any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

5.1          Consent of Lenders, Lessors and Other Third Parties. The Seller Parties shall obtain all requisite consents and approvals of all lenders, lessors and other Persons whose consent or approval is required in order for Company to consummate the Transactions, including the assignment to Buyer of the Assumed Contracts and the other consents that are set forth on Schedule 3.5.

5.2          Certain Employee Matters.

(a)           For purposes of this Agreement, the term “Active Employees” shall mean all employees employed on or immediately prior to the Closing Date by Seller in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. Schedule 5.2(a) sets forth a complete list of all employees currently on military leave, or who have returned from a period of military leave within the last six years.

(b)           Buyer is not obligated to hire any Active Employee; provided, however it is the intention of Buyer to offer employment to all employees listed on Schedule 5.2(b) (“Hired Active Employees”) (at a time and on a date mutually acceptable to the Parties not greater than 30 days after the Closing Date). Subject to applicable Legal Requirements, Buyer shall hereinafter have reasonable access to the personnel records (including performance appraisals, disciplinary actions and grievances) of Company. Company will terminate the employment of all of the Hired Active Employees promptly upon the request of Buyer. Nothing contained in this Section 5.2(b) is intended to confer upon any of the Hired Active Employees any right to continued employment. Between the Closing Date and the date that the Hired Active Employees are terminated by Company, (i) Company shall employ such Hired Active Employees for the benefit and at the instruction of Buyer and shall not hire or fire any person without the consent of Buyer and (ii) Buyer shall reimburse Company for its expenses incurred (and shall indemnify, in accordance with Section 6.2, Company against any Losses arising) out of Company’s employment, or termination, of the Hired Active Employee’s after the Closing Date.

(c)           Except as set forth in the Employment Agreements, nothing contained in this Agreement expresses an intention of Buyer to employ any Hired Active Employee, or any other employee, for any fixed term or duration or upon any terms or conditions other than those that Buyer may establish and employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Legal Requirements). Except as set forth in the Employment Agreements, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)           Buyer shall not assume or continue any Company Plan or have any responsibility or liability whatsoever with respect to any Company Plan.

(e)           Company will take all actions necessary and appropriate to terminate the Company Plans that are not maintained by ERISA Affiliates, as of Closing, subject to participants’ rights to benefits accrued prior to Closing, and with respect to each such Company Plan that is intended to be qualified under Section 401(a) of the Code, Company will submit such Company Plan to the Internal Revenue Service as soon as administratively practicable following Closing for the purpose of requesting a favorable determination regarding the tax-qualified status of such Company Plan in connection with its termination. Company will timely file all Forms 5500 with respect to each such Company Plan for which such form is required to be filed, including a final Form 5500 for each such Company Plan.

(f)           Company shall be solely responsible for providing continuation health coverage as described in Section 4980B of the Code (“COBRA”) for any employees of Company who do not become Hired Active Employees and their covered eligible dependents and for any former employees of Company and their covered eligible dependents who are “M&A qualified beneficiaries” within the meaning of Treasury Regulation Section 54.4980 B-9. If Buyer becomes responsible for any such COBRA coverage by operation of law, Company shall purchase an insurance policy that provides all such coverage or shall indemnify, defend and hold harmless Buyer for all costs incurred by Buyer or its Affiliates associated with providing such coverage.

(g)           The Parties acknowledge and agree that nothing set forth in this Section 5.2 shall entitle any Company employee to any third-party beneficiary rights under this Agreement.

5.3          Continued Existence; Change of Name. All uses of the Assumed Names, and any derivations thereof, are being transferred to Buyer hereunder as part of the Assets. The Seller Parties agree that they will not take any action that reasonably could be expected to affect adversely Buyer’s right to such names or cause confusion with respect to Buyer’s or its Affiliates’ use of such names. All goodwill with respect to the use of the names will inure to the benefit of Buyer, and none of the Seller Parties nor any of their respective Affiliates will have any rights to sue or recover against any Person with respect to the use of such names. Immediately following the Closing, Company shall coordinate with Buyer to file all required documents with the applicable Governmental Bodies to (i) change Company’s name to a new name bearing no resemblance to the names being assigned to Buyer hereunder so as to make such names available to Buyer and (ii) withdraw any applications for use of any dba or other assumed name in each jurisdiction in which Company has filed for the right to use such name(s). From and after the Closing, no Seller Party will, or permit any of its Affiliates to, use any legal name, assumed name or other name in which they conduct any business that is confusingly similar to any of the Assumed Names or the name of Buyer (or otherwise indicates that such Seller Party is affiliated with the Buyer or is a successor to the Company).

5.4          Closing Proration Adjustments. The amount of ad valorem and property taxes due and payable on the Assets for the year 2017 that are accrued on the Closing Balance Sheet as a current liability will be Assumed Liabilities. If there are any Taxes for 2017 on the Assets not accrued on the Closing Balance Sheet or any fees associated with Licenses and Permits that have been assigned to Buyer for 2017 not accrued on the Closing Balance Sheet, then such amounts shall be pro-rated between Buyer and Company based upon the applicable number of days covered by such Taxes or fees that Buyer and Company each owned the Assets. Following the Closing Date, each Party shall, upon request of another Party, immediately reimburse such other Party for any such Taxes for which such first Party is responsible but which have been paid by such other Party.

5.5          Sales or Use Tax. Sales, use, transfer or other similar tax, if any, due in connection with the sale of the Assets or otherwise, in connection with the Transactions shall be the sole responsibility of and paid solely by Company. Company shall be solely responsible to accurately prepare, properly complete and timely file with the appropriate Governmental Authorities all necessary reports or Tax Returns and timely pay all amounts due concerning all sales tax to be paid arising out of the Transactions.

5.6          Accounts Payable. Company shall ensure that none of the accounts payable of Company are delinquent as of the Closing (as determined in accordance with the terms of such accounts payable).

5.7          Collection of Accounts Receivable; Inventory.

(a)           After the Closing Date, Company shall cooperate with Buyer in the collection of the Accounts Receivable as conducted by Company before, and by Buyer from and after, the Closing Date, provided, that Company shall not be required to initiate any collection suits or proceedings or to assist Buyer in providing additional work to customers. If Company receives a check or other payment on any Accounts Receivable, Company shall promptly, and within any event not more than three Business Days after the receipt thereof, transmit the check or other payment to Buyer, and Buyer is hereby authorized to endorse the check, in the name of Company if necessary, and to deposit the check to Buyer’s account.

(b)           Buyer shall provide to Company a report (the “Collection Report”) of the results of Buyer’s efforts to collect the Accounts Receivable following the end of the 120-day period from and after the Closing Date (the “Collection Period”). If any portion of the Accounts Receivable has not been fully collected by Buyer during the Collection Period, the Seller Parties shall pay to Buyer by wire transfer of immediately available funds within five Business Days of receipt of the Collection Report an amount equal to the difference between the dollar amount of the Accounts Receivable reflected on Schedule 3.9 and the actual amount of the Accounts Receivable collected by Buyer during the Collection Period. To the extent that Buyer receives a payment against an Account Receivable during the Collection Period that can be specifically identified with a particular invoice, such payment shall be allocated to that particular invoice; otherwise such payment shall be allocated to the then outstanding oldest invoice of such debtor. Notwithstanding the preceding sentence, no payment shall be allocated to any invoice if such debtor has notified Buyer or Company in writing that it is contesting such invoice.

(c)           If, after reviewing the results of the audit of Buyer’s financial statements for the portion of the 2017 calendar year through the Closing Date, Buyer reasonably determines that any Inventory (which existed at Closing) is not saleable in the ordinary course of business or otherwise obsolete as of the Closing Date, Company shall purchase such Inventory from Buyer at the price attributed to such Inventory in the calculation of the Final Net Working Capital.

5.8          Insurance.

(a)           Company or Parent shall obtain not later than 14 days after the Closing Date and shall maintain in full force and effect (i) an insurance policy with an unlimited extended claims reporting period insuring against products liability claims of the Business that arose prior to the Closing (the “Tail Policy”) and (ii) a continuum products liability insurance policy insuring against products liability claims made after the Closing related to products that are manufactured and/or sold prior to the Closing Date (the “Continuum Policy” and together with the Tail Policy, the “Insurance Policies”). The Insurance Policies shall (A) either individually or in the aggregate have a limit of not less than that the current limit of the Company’s comparable insurance policies as of the Closing Date, (B) be in the name of Company or Parent, (C) endorse Buyer as an additional insured and (D) not be cancelled or modified except with the prior written consent of Buyer before January 1, 2019. Company shall deliver to Buyer binders and certificates of insurance with respect to the Insurance Policies within 30 days following written request by Buyer. Company shall be responsible for all costs associated with obtaining and maintaining the Insurance Policies.

(b)           Seller Parties shall pay the full amount of any premium due to maintain the Insurance Policies (and otherwise ensure that the Insurance Policies are bound and not subject to cancellation) through May 31, 2019 no later than the day prior to the date that is nine months after the Closing Date.

5.9          Release of Escrow. Buyer and Parent shall deliver a joint written instruction to the Escrow Agent on the 90th day after the Closing Date, which joint written instruction shall instruct the Escrow Agent to release to Parent an amount from the Indemnity Escrow Account equal to $275,000, minus the total amount of funds paid out from the Indemnity Escrow Account prior to such joint written instruction, minus the aggregate amount of all then-outstanding claims made by Buyer against the Indemnity Escrow Account. The Seller Parties agree that if Seller Parties have not, on or before the day prior to the date that is nine months after the Closing Date complied with the covenant set forth in Section 5.8(b), then Buyer may file a notice of claim with the Escrow Agent for all amounts then remaining in the Indemnity Escrow Account (and so prevent the release of such funds in such account) until the earlier of such time as such covenants are complied with (assuming no other unresolved claims) or May 31, 2019.

5.10        Pricing. From and after the Closing, Parent shall allow Buyer to purchase any product of Parent sold to Zurvita, Inc. for the same price and on the same terms as Buyer then provides to Zurvita, Inc. Parent shall provide Buyer written notice within 10 days after entering into, terminating, or amending any material contract or other agreement with Zurvita, Inc.

ARTICLE VI
INDEMNIFICATION

6.1          Indemnification by the Seller Parties. Subject to the other provisions set forth in this Article VI, the Seller Parties, jointly and severally, hereby agree to indemnify and hold harmless Buyer, its Affiliates and its Affiliates’ respective managers, officers, directors, employees, shareholders, members, Affiliates, partners, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (Buyer and such Persons are collectively referred to as the “Buyer’s Indemnified Persons”) from and against, and shall reimburse the Buyer’s Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Buyer’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party regarding, (a) any inaccuracy in any representation or warranty of the Seller Parties under this Agreement, or any agreement, certificate or other document delivered or to be delivered by any Seller Party pursuant hereto, (b) any breach or non-fulfillment of any covenant, agreement or other obligation of the Seller Parties under this Agreement or any other Transaction Document, (c) any Product manufactured or distributed by the Company prior to the Closing Date, or (d) any Excluded Liability or Excluded Asset. The indemnification obligations of the Seller Parties under this Article VI shall survive the Closing, subject to Section 6.3(a).

6.2          Indemnification by Buyer. Subject to the other provisions set forth in this Article VI, Buyer hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold harmless Seller Parties, their owners, officers, directors, managers, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (Company and such persons are collectively referred to as the “Company’s Indemnified Persons”) from and against, and shall reimburse the Company’s Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Company’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party regarding, (a) any inaccuracy in any representation or warranty of Buyer under this Agreement or any agreement, certificate or other document delivered or to be delivered by Buyer pursuant hereto, (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any other Transaction Document, or (c) any Assumed Liability.

6.3          Other Provisions Regarding Indemnification.

(a)           Survival. Except with respect to intentional breaches or fraud, the Seller Parties shall have no indemnification obligation under Section 6.1(a) unless a Buyer’s Indemnified Person provides written notice of a claim thereunder on or prior to the 18 month anniversary of the Closing Date. If a written notice of a claim for indemnity is timely given hereunder, the Indemnifying Person shall continue to have the obligations as provided in this Article VI for such noticed claim. Notwithstanding anything to the contrary herein, (i) the Fundamental Representations and the indemnification obligations relating to the Fundamental Representations shall survive the Closing until the date that is the later of the (A) applicable statute of limitations for breach of contract or (B) 90 days after the expiration of all relevant statutes of limitations pursuant to which a third party could bring a claim against a Buyer’s Indemnified Person relating to a matter represented in such Fundamental Representation, and need not be asserted prior to the Final Deferred Payment Date, (ii) the representations and warranties set forth in Section 3.27, and the indemnification obligations relating thereto, shall survive until the second anniversary of the Closing, and (iii) the Special Representations and the indemnification obligations relating to the Special Representations shall survive the Closing indefinitely and need not be asserted prior to the Final Deferred Payment Date.

(b)           Other Provisions Regarding Liability of the Seller Parties. Notwithstanding anything herein to the contrary, (i) no Buyer’s Indemnified Person shall be entitled to indemnification from the Seller Parties pursuant to Section 6.1(a) unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Seller Parties under Article VI exceeds $100,000 (the “Loss Threshold”), after which, the Seller Parties shall be liable for all Losses for which indemnification is required to be paid hereunder in excess of the Loss Threshold, (ii) the aggregate liability of the Seller Parties pursuant to Section 6.1(a) (other than with respect to any breach of, or inaccuracy in, any of the Fundamental Representations, the Special Representations, the representations and warranties set forth in Section 3.27 or fraud) will not exceed $2,000,000 (the “Cap”), and (iii) the aggregate liability of the Seller Parties pursuant to Section 6.1(a) with respect to any breach of, or inaccuracy in, any of the Fundamental Representations or the Special Representations shall not exceed the Purchase Price. Notwithstanding the foregoing, neither the Loss Threshold nor the Cap shall be applicable for Losses relating to any breaches of, or inaccuracies in, any of the Fundamental Representations, the Special Representations or intentional breaches or fraud. In this Article VI, for purposes calculating the amount of Losses directly caused by a breach of a representation or warranty, all Materiality Qualifications contained in such representations and warranties or such certificates shall be disregarded other than (i) the Material Qualifications set forth in the Sections 3.6, 3.12(a) (and the definition of “Company Contract” contained therein), and 3.32.

(c)           Direct Claims. Any claim by a Buyer’s Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Buyer’s Indemnified Person giving Company written notice thereof describing the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer’s Indemnified Person.

6.4          Third Party Claims. A Person entitled to indemnification hereunder with respect to a third-party claim (the “Indemnified Person”) will give the Party or Parties required to provide such indemnification (the “Indemnifying Person”) prompt written notice of any Proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Person is entitled to indemnification hereunder describing all material aspects thereof; provided that, the failure of the Indemnified Person to provide such notice to the Indemnifying Person shall not affect the indemnification requirements set forth herein except to the extent that the delay damages or hinders the defense of such Claim. If the Indemnifying Person provides written notice to the Indemnified Person stating that the Indemnifying Person elects to defend the Claim within 21 days after Indemnifying Person’s receipt of written notice from the Indemnified Person of such Claim, the Indemnifying Person shall have the right, at the Indemnifying Person’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Person represented by counsel, reasonably satisfactory to the Indemnified Person, selected by the Indemnifying Person; provided, that (i) the Indemnified Person may participate in any proceeding with counsel of its choice and at its own expense, (ii) Buyer, at any time when a Claim relates to or arises in connection with any criminal proceeding, indictment or investigation other than with respect to a misdemeanor, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (iii) Buyer, at any time when in the reasonable judgment of Buyer’s counsel a conflict of interest exists between the Indemnifying Person and the Indemnified Person that precludes effective joint representation, may participate in the defense jointly with counsel for the Indemnifying Person and otherwise deal with such Claim with counsel of its choice at Indemnifying Person’s expense, and be fully indemnified therefor, (iv) Buyer, at any time in which injunctive relief is sought with respect to Buyer, its assets or its business as part of the Claim, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, and (v) Buyer, at any time in which a Claim involves a Material Customer or Material Supplier, may participate in the defense jointly with counsel for the Indemnifying Person and otherwise deal with such Claim with counsel of its choice at Indemnifying Person’s expense, and be fully indemnified therefor; and provided, further, that the Indemnifying Person may not enter into a settlement of any Claim without the written consent of the Indemnified Person unless such settlement provides the Indemnified Person with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Person is fully indemnified. If notice is given to an Indemnifying Person of the assertion of any Claim and the Indemnifying Person does not, within 21 days after the Indemnified Person’s notice is given, give written notice to the Indemnified Person of its election to assume the defense of such Claim, the Indemnifying Person will be bound by any determination made in such Claim or any compromise or settlement effected by the Indemnified Person. Notwithstanding any provision of this Agreement to the contrary, each Seller Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Claim is brought against any Buyer’s Indemnified Person for purposes of any Claim that a Buyer’s Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on such Seller Party with respect to such a Claim anywhere in the world. With respect to any Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Claim and any related Proceedings (including copies of all pleadings, notices and material correspondence) at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Claim. With respect to any Claim subject to indemnification under this Article VI, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its best efforts, in respect of any Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.5          Inconsistent Provisions. The provisions of this Article VI shall govern and control over any inconsistent provisions of this Agreement, including any exculpatory or non-recourse provisions.

6.6          Subrogation to Indemnity Rights. If any Seller Party fails to perform its obligations under this Article VI, Buyer shall be subrogated to any rights such Seller Party may have under any rights of contribution or indemnity from any former or current members of Company, any present or former owners, tenants or other occupants or users of the Assets, or any other Person relating to the matters covered by this Article VI.

6.7          Express Negligence; Limitations on Defense to the Claims of Buyer.

(a)           THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES HERETO IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

(b)           TO THE EXTENT THAT ANY BUYER’S INDEMNIFIED PERSON MAKES ANY CLAIMS AGAINST THE SELLER PARTIES UNDER THE PROVISIONS OF THIS ARTICLE VI, THE SELLER PARTIES MAY NOT ASSERT AND HEREBY EXPRESSLY WAIVE AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE THAT THE BUYER’S INDEMNIFIED PERSON HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE OF ANY ASPECT OF COMPANY, THE BUSINESS OR THE ASSETS OR HAS FAILED TO CONDUCT ITS DUE DILIGENCE IN A PROPER OR ADEQUATE MANNER.

6.8          Tax Treatment of Indemnity Payments. Company and Buyer agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all income tax purposes.

6.9          Exclusive Remedies. Subject to the last sentence of this Section 6.9, the Parties acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims solely for money damages arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall otherwise be entitled or to seek any remedy against a Party for fraud by such Party.

ARTICLE VII
FURTHER ASSURANCES

7.1          Further Assurances. At any time and from time to time on and after the Closing Date (a) at the request of Company or Buyer, as applicable, the other Parties shall deliver to the requesting Party (but may retain copies for any proper purpose) any records, documents and data possessed by such first Party and not previously delivered to the requesting Party to which the requesting Party is entitled and shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as the requesting Party may deem necessary or reasonably desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the Assets or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) the Parties shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the other Party may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

ARTICLE VIII
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

8.1          Covenant Not to Compete and Non-Solicitation.

(a)           Each Seller Party agrees that for a period of five years following the Closing Date (the “Covenant Period”), such Seller Party shall not, directly or indirectly, or through a subsidiary or Affiliate, without the prior express written consent of Buyer, become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, employee, partner, agent, member, manager, joint venturer, investor, principal, consultant, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person for the purpose of engaging in a Competitive Business.

(b)           During the Covenant Period, no Seller Party shall, directly or indirectly, through a subsidiary or Affiliate, either individually, or as a principal, partner, agent, employee, member, manager, joint venturer, investor, principal, consultant, or shareholder, or as a director or officer of any Entity, or in any manner or capacity whatsoever, (i) divert or attempt to divert (by solicitation, diversion or otherwise) from Buyer or any of its Affiliates or subsidiaries (each, a “Protected Party”), any third-party contract manufacturing Business with a customer or account of a Protected Party; (ii) solicit, induce or attempt to induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other Person transacting business with a Protected Party to terminate their relationship or association with a Protected Party, provided, that the foregoing shall not prohibit the issuance of general advertisements not targeting a Protected Party; (iii) induce, solicit, cause or attempt to induce or cause any employee of a Protected Party, including the Hired Active Employees, to leave the employ of a Protected Party; (iv) accept the services of any employee or former employee of a Protected Party, whether solicited or not solicited by any Seller Party; or (v) make any disparaging remarks or statements about any Protected Party (including any such remarks or statements to any customer, employee, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, or other Person transacting business with a Protected Party).

8.2          Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause the representatives of such Seller Party and its Affiliates to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of such Seller Party or any such Affiliate or representative; or (b) is lawfully acquired by such Seller Party or any such Affiliate or representative from and after the Closing from sources unrelated to Buyer or any Seller Party which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its Affiliates or any representative of such Seller Party or any of its Affiliates is compelled to disclose any information by judicial or administrative process or by other Legal Requirement, the Seller Parties shall promptly notify Buyer in writing, and such Seller Party shall disclose (and shall cause such Affiliate or representative to disclose) only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that each Seller Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The foregoing shall not limit the obligations of Parent to report this Agreement and the transactions contemplated herein in its public filings as and in accordance with the requirements of the Exchange Act; provided, that Parent shall provide Buyer with a copy of any proposed public filing which discloses or discusses this Agreement or the Transaction, which shall be provided a reasonable period of time prior to filing so that Buyer may review the same, and shall consider in good faith all comments to such proposed public filing provided by Buyer.

8.3          Remedies. The Parties hereby agree that if any Seller Party violates or threatens to violate any of the provisions of Sections 8.1 and 8.2, it would be difficult to determine the entire cost, damage or injury which Buyer would sustain. Notwithstanding the above, the Seller Parties acknowledge that if any of them violate or threaten to violate any of the provisions of Sections 8.1 and 8.2, Buyer will have no adequate remedy at law. In that event, Buyer shall have the right, in addition to any other rights that may be available to it, to seek to obtain in any court of competent jurisdiction, without the necessity of posting a bond, injunctive relief to restrain any violation or threatened violation by any Seller Party of any provision of Sections 8.1 and 8.2 or to compel specific performance by any of the Seller Parties of one or more of its obligations thereunder. The seeking or obtaining by Buyer of such injunctive relief shall not foreclose or in any way limit the rights of Buyer to obtain a money judgment against any of the Seller Parties for any damage to Buyer that may result from any breach of any of the provisions of Sections 8.1 and 8.2.

8.4          Reasonable Restraint. The Seller Parties agree that the covenants in this Article VIII are necessary in terms of time and activity to protect Buyer’s interest in the assets and business being acquired pursuant to this Agreement and impose a reasonable restraint in light of the activities and businesses of Company and Buyer on the Closing Date.

8.5          Material and Independent Covenant. The Seller Parties acknowledge that their agreements and the covenants set forth in this Article VIII are material conditions to Buyer’s execution and delivery of this Agreement and the other Transaction Documents and Buyer’s consummation of the Transactions and that Buyer would not have entered into this Agreement and the other Transaction Documents without such covenants. All of the covenants in this Article VIII shall be construed as an agreement independent of any other provision in this Agreement and the other agreements referred to herein.

ARTICLE IX
MISCELLANEOUS

9.1          Entire Agreement; Survival. This Agreement and the Transaction Documents represent the entire agreement among the Parties and supersede any and all previous oral and written agreements relating to the Transactions. All representations, warranties and covenants, including covenants of indemnification, made by the Parties and contained in this Agreement shall survive the Closing and all inspections, examinations, or audits on behalf of the Parties.

9.2          Expenses and Closing Costs. Whether or not the Transactions are consummated, none of the Parties shall have any obligation to pay any of the fees and expenses of the other Parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. The Seller Parties (with respect to any agreement or understanding by any Seller Party) and Buyer (with respect to any agreement or understanding by Buyer) will each indemnify the others, and hold them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding with any third party. At Closing or when otherwise due, Company shall pay all amounts payable to employees of Company.

9.3          Execution in Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, by facsimile, by electronic mail (“Email”) when such Email is transmitted to the Email address specified in this Section 9.5, by overnight express delivery service (e.g., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Seller Parties:

Healthy Natural, Inc.
c/o RiceBran Technologies
2928 Ramco Street, Suite 120
West Sacramento, California 95691
Attn: Brent Rystrom
Email: brystrom@ricebrantech.com

With a copy (which shall not constitute notice) to:

Weintraub Tobin
400 Capitol Mall, 11th Floor
Sacramento, California 95864
Attn: Chris Chediak
Email: chediak@weintraub.com

If to Buyer:

United Laboratories Manufacturing, LLC
c/o Rosewood Private Investments
2101 Cedar Springs Road, Suite 1600
Dallas, TX 75201
Attention: Marquez Bela
Email: mbela@rosewoodpi.com

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
2021 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attention: Chris Converse
Email: cconverse@gardere.com

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the Party to which directed, (b) if sent by first-class mail postage prepaid or by facsimile transmission and properly addressed as set forth above, at the time when received by the addressee, and receipt has been confirmed, (c) if sent by Email, at the time when such Email is sent to the Email address specified in this Section 9.4, (d) if sent by overnight express delivery service, the next succeeding day after being sent, provided that receipt has been acknowledged by such service, or (e) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is made by the U.S. Postal Service.

9.5          Waivers. Any Party hereto (as to itself, but not as to other Parties without their consent) may, by written notice to the other Parties, (a) extend the time for the performance of any of the obligations or other actions of the other Parties under this Agreement; (b) waive compliance with any of the conditions or covenants of another Party contained in this Agreement; or (c) waive performance of any of the obligations of another Party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or the Closing of the Transactions shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement contained in this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

9.6          Amendments, Supplements, etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the Parties to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the Transactions. Any such instrument must be in writing and signed by all of the Parties.

9.7          Governing Law; Choice of Forum; Consent to Jurisdiction. The internal law, without regard for conflicts of laws principles, of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action or proceeding arising out of or relating to this Agreement or any of the Transactions may be brought in the applicable federal and state courts located in Dallas, Texas that have jurisdiction, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Transactions in any other court. The Parties agree that any or all of them may file a copy of this Section 9.7 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 9.7 may be served on any Party anywhere in the world.

9.8          Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.9          Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors, assigns, heirs and legatees. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective permitted successors and assigns, and third parties who are expressly given rights hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10        Assignability. Except as set forth below, neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may freely assign its rights hereunder without restriction to an Affiliate of Buyer or to a lender of Buyer or any of its Affiliates in connection with a financing.

9.11        Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.12        Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in Annex I and elsewhere in this Agreement include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; (c) a reference to one gender includes the other gender and the neuter; (d) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) the terms “include,” “includes” and “including” mean “include without limitation,” “includes without limitation,” and “including without limitation” and the term “or” has the inclusive meaning represented by the phrase “and/or”; and (f) the terms “dollar” or “$” means U.S. dollars. There will be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement or any part of it.

9.13        Attorneys’ Fees. If any litigation arises out of or is connected in any manner with this Agreement, the non-prevailing Party shall pay the costs of the prevailing Party, including its reasonable attorney and paralegal fees and expenses incurred in connection therewith through and including the costs of any appeals and appellate costs relating thereto. This Section 9.13 shall survive the Closing or the termination of this Agreement.

9.14        Public Announcements. Neither the Seller Parties nor Buyer shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Legal Requirements (including securities Legal Requirements), provided that, to the extent required by applicable Legal Requirements, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Legal Requirements to consult with the other Party with respect to the timing and content thereof. Company and Buyer agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Legal Requirements. Notwithstanding the foregoing, Buyer acknowledges that Parent will disclose this Agreement and the transactions contemplated herein as required by the Exchange Act (subject to the proviso at the end of Section 8.2).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed effective as of the date first above written.

BUYER:

United Laboratories Manufacturing, LLC

By:	/s/ Marquez Bela

Name: Marquez Bela

Title: President

COMPANY:

Healthy Natural, Inc.

By:	/s/ Robert Smith

Name: Robert Smith

Title: Chief Executive Officer

PARENT:

RiceBran Technologies

By:	/s/ Robert Smith

Name: Robert Smith

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement. Where a defined term in this Agreement derives its meaning from a statutory reference, for purposes of this Agreement any regulatory definition promulgated pursuant to the applicable statute shall be deemed to be applicable to the extent its definition is broader than the statutory reference and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it. Any specific references to a law shall include any amendments to it promulgated from time to time.

“Aboveground Storage Tank” has the meaning ascribed to it in RCRA.

“Accounts Receivable” has the meaning set forth in Section 1.1(b).

“Accrued Bonuses” has the meaning set forth in Section 3.23(a).

“Accrued Vacation” has the meaning set forth in Section 3.23(a).

“Active Employees” has the meaning set forth in Section 5.2(a).

“Adjustment Escrow Account” has the meaning set forth in Section 2.1(b).

“Adjustment Escrow Amount” means $225,000.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.4.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.6(a)(iii).

“Assumed Accounts Payable” means (i) the trade accounts payable reflected on the Latest Balance Sheet (other than a trade account payable to any Affiliate of the Seller Parties) that remain unpaid at and are not delinquent as of the Closing Date, and (ii) the trade accounts payable (other than a trade account payable to any Affiliate of the Seller Parties) incurred by Company in the ordinary course of business between the date of the Latest Balance Sheet and the Closing Date that remain unpaid at and are not delinquent as of the Closing Date and that are set forth on Schedule 1.3.

“Assumed Contracts” has the meaning set forth in Section 1.1(h)

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed Names” means “Healthy Natural” and “H&N,” and all other names used by Company to designate all or any portion of the Business, but does not include any trade names of Parent or any other Affiliate, or the trade names of Parents products or services, or any other Affiliate’s products or services.

“Auditor” has the meaning set forth in Section 2.3(c).

“Business” means all of the business engaged in by Company on the Closing Date or within 12 months prior to the Closing Date, including the contract manufacturing and contract packaging of human dietary or nutritional supplements, drinks or powder for consumption or oral sprays.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which the Federal Reserve Bank located in Dallas, Texas is closed.

“Business Facilities” means that certain real property located at 3000 Skyway Circle North, Irving, Texas 75038 together with all buildings and other improvements situated thereon, all fixtures and other property affixed thereto, and all rights and appurtenances pertaining thereto, including any and all easements and other rights as may be necessary for ingress and egress and maintenance of such property and any right, title and interest of Company in and to adjacent streets, alleys, and rights-of-way.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Indemnified Persons” have the meaning set forth in Section 6.1.

“Cap” has the meaning set forth in Section 6.3(b).

“Claim” has the meaning set forth in Section 6.4.

“Closing” has the meaning set forth in Section 1.5.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Closing Cash Payment” has the meaning set forth in Section 2.1(b).

“Closing Customer Deposits” mean those customer deposits held by the Company and identified on Schedule 1.3(c).

“Closing Date” has the meaning set forth in Section 1.5.

“COBRA” has the meaning set forth in Section 5.2(f).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Collection Period” has the meaning set forth in Section 5.7(b).

“Collection Report” has the meaning set forth in Section 5.7(b).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Contracts” has the meaning set forth in Section 3.12(a).

“Company Plans” has the meaning set forth in Section 3.16(a)

“Company’s Indemnified Persons” has the meaning set forth in Section 6.2.

“Competitive Business” means any business that competes with, engages in, owns or operates a business that engages in any of the activities set forth in the definition of Business herein.

“Continuum Policy” has the meaning set forth in Section 5.8.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Covenant Period” has the meaning set forth in Section 8.1(a).

“Direct Claim” has the meaning set forth in Section 6.3(c).

“DSHEA” means the Dietary Supplement Health and Education Act, as amended from time to time.

“Email” has the meaning set forth in Section 9.4.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material employee benefit plan, program or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equitable interest, claim, easement, right of way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, option or right of first refusal.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

“Environmental Claim” means any written claim; written demand; action; cause of action; suit; Liability, criminal liability, judgment, governmental investigation relating to Remediation or compliance with Requirements of Environmental Laws; legal or administrative proceeding; lien; personal injury; or property damage, whether Threatened, sought, brought or imposed, that is related to or that seeks to recover costs related to, or seeks to impose liability regarding, any business facility or operations conducted at any business facility for (i) improper use or treatment of wetlands, pinelands or other protected lands or the protection or preservation of wildlife species; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, remediation or clean-up of the air, surface water, ground water, soil or wetlands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of Persons or property to Hazardous Substances and the effects thereof; (viii) the manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Hazardous Substances; (ix) injury to, death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Hazardous Substances; (x) destruction caused directly or indirectly by Hazardous Substances or the release of any Hazardous Substance on any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Hazardous Substances; (xii) community right-to-know and other disclosure laws or (xiii) maintaining, disclosing or reporting information to Governmental Authorities under any Environmental Law. The term “Environmental Claim” also includes any costs incurred in responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law, or upon any event, occurrence or condition as a consequence of which, pursuant to any Requirements of Environmental Law, (y) any owner, operator or Person having any interest in any business facility shall be liable with respect to any Environmental Claim or otherwise suffer any loss or disability or (z) any business facility shall be subject to any restriction on use, ownership or transferability. An “Environmental Claim” further includes a proceeding to issue, modify, revoke or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding or occurrence attempts to redress violations of any applicable Environmental Permit or will materially impair the applicable Entity’s current financial condition or its ability to conduct its business operations or to continue in business as a going concern.

“Environmental Laws” means (a) any and all laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that relate to (i) wetlands, pinelands or other protected lands or the protection and preservation of wildlife species; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, or clean-up of the air, surface water, ground water, soil or wetlands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of Persons or property to Hazardous Substances and the effects thereof; (viii) injury to, death of or threat to the safety or health of employees and any other Persons; (ix) the manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Hazardous Substances; (x) destruction, contamination of, or the release onto any property (whether real or personal) directly or indirectly connected with Hazardous Substances; (xi) the implementation of spill prevention and/or disaster plans relating to Hazardous Substances; (xii) community right-to-know and other disclosure laws or (xiii) maintaining, disclosing or reporting information to Governmental Authorities under any Environmental Law; and (b) the following laws (which shall be deemed to include only amendments to them and regulations promulgated under them from time to time): (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; (ii) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j; (v) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; (viii) the Federal Insecticide, Fungicide & Rodenticide Act; (ix) the Coastal Zone Management Act; (x) the Endangered Species Act; (xi) the Hazardous Materials Transportation Act, 49 U.S.C. App. § 1801 et seq.; (xii) the Noise Control Act; (xiii) the Williams-Steiger Occupational Safety and Health Act; (xiv) the Emergency Planning and Community Right to Know Act; and (xv) the Pollution Prevention Act.

“Equipment” has the meaning set forth in Section 1.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any Entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Company.

“Escrow Account” has the meaning set forth in Section 2.1(b).

“Escrow Agent” means Wilmington Trust, N.A. in its capacity as an escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.6(a)(ii).

“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2.

“Estimated Closing Deficit Adjustment” has the meaning set forth in Section 2.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2.

“Estimated Closing Surplus Adjustment” has the meaning set forth in Section 2.2.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“FDA” means the United States Food and Drug Administration.

“FDA and Similar Requirements” has the meaning set forth in Section 3.20(a).

“FFDCA” means the Federal Food, Drug and Cosmetic Act, as amended from time to time.

“Final Net Working Capital” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.16 (Employee Benefits), 3.17 (Taxes) and 3.18 (Environmental Matters).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substances” means (i) those substances included within the statutory and/or regulatory definitions of “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “contaminant,” “hazardous materials” or “toxic substances,” under any Environmental Law, (ii) those substances listed in 49 C.F.R. 172.101 and in 40 C.F.R. Part 302; (iii) any material, waste or substance which is (A) petroleum, oil or a fraction or constituent thereof, (B) ACM, (C) polychlorinated biphenyls, (D) formaldehyde, (E) designated as a “hazardous substance” pursuant to 33 U.S.C. § 1321 or listed pursuant to 33 U.S.C. § 1317; (F) explosives or (G) radioactive materials (including naturally occurring radioactive materials); (iv) solid wastes that pose imminent and substantial endangerment to health or the environment; (v) any material, waste or substance designated, classified or regulated as a “hazardous material,” “hazardous substance,” “toxic substance,” “pollutant,” or “pollution” under any Environmental Laws; (vi) radon gas in an ambient air concentration exceeding four picocuries per liter (4 pCi/l); (vii) such other substances, materials, or wastes that are or become classified or regulated under Environmental Laws; (viii) any Underground Storage Tank and (ix) any Aboveground Storage Tank.

“Hired Active Employees” has the meaning set forth in Section 5.2(b).

“Indebtedness” means, as of a particular date, without duplication, the outstanding amount of all liabilities of Company (a) in respect of borrowed money (including principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums and penalties (if any), unpaid fees and expenses and other monetary obligations), (b) that is evidenced by a note, bond, debenture or similar instrument, (c) under any drawn letters of credit, (d) obligations that are required to be capitalized in accordance with GAAP, (e) in respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to Company or its Affiliates thereunder), (f) created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company, (g) in respect of any payable earn-out or other deferred purchase price, including any seller notes, for the acquisition by Company of any business, property or other Person, but excluding trade accounts payable or accruals, (h) any deferred purchase price for equipment, (i) in respect of any owned vehicles, and (j) with respect to guarantees of obligations of the types described in clauses (a) through (i) above of any other Person.

“Indemnified Person” has the meaning set forth in Section 6.4.

“Indemnifying Person” has the meaning set forth in Section 6.4.

“Indemnity Escrow Account” has the meaning set forth in Section 2.1(b).

“Indemnity Escrow Amount” means $550,000.

“Insurance Policies” has the meaning set forth in Section 5.8.

“Intellectual Property” means Company’s names, all fictitious business names, trade names, brand names, any registered and all unregistered trademarks, service marks and applications, any patents and patent applications, all copyrights in both published works and unpublished works, domain names, and all inventions (whether or not patentable), formulations, data, databases, maps, processes, formulas, patterns, designs, know how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by Company as a licensee or licensor, and all good will attributable to the same; provided, that such Intellectual Property does not include any rights to the patents, trademarks, copyrights, trade secrets or other intellectual property of Parent.

“Intellectual Property Agreements” has the meaning set forth in Section 1.1(j).

“Inventory” has the meaning set forth in Section 1.1(c).

“Knowledge of the Seller Parties” means the knowledge of any of Philip Garcia, Robert DePaul, Dennis Dykes, Mark McKnight, and Brent Rystrom, and the knowledge that each such person would reasonably be expected to obtain in the course of performing his or her duties to Company, as applicable, and after performing a due inquiry in connection therewith.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Legal Requirement” means any law (including environmental laws), statute, ordinance, decree, requirement, Order, treaty, proclamation, principle of common law, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability or strict liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet.

“Licenses and Permits” has the meaning set forth in Section 3.19(b).

“Loss” means any loss, damage, injury, harm, detriment, dimunition in value, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, Tax, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the Requirements of Environmental Law, expenses of Remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

“Loss Threshold” has the meaning set forth in Section 6.3(b).

“Material Adverse Change” means any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, assets or Liabilities of the Business or Company or any of its subsidiaries (whether or not covered by insurance) including the loss of any customer whose sales exceed $250,000 in any 12-month period preceding the Closing Date or a 20% or more decrease in sales for any customer whose sales exceeded more than $250,000 in any 12-month period preceding the Closing Date.

“Material Customer” has the meaning set forth in Section 3.27(a).

“Material Supplier” has the meaning set forth in Section 3.27(b).

“Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party or parties, all qualifications or exceptions contained therein based on materiality or significance (including any qualifications related to the presence or absence of a Material Adverse Change) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material,” “significant,” “in all significant respects,” “in any significant respect,” “in any significant part” or similar qualifiers.

“Motor Vehicles” has the meaning set forth in Section 3.15.

“Net Working Capital” means Accounts Receivable, Prepaid Expenses and Inventory, less current liabilities included within the Assumed Liabilities less Accrued Vacation, less Accrued Bonuses and less accrued liabilities that are included within the Assumed Liabilities, calculated in each case as of 11:59 p.m. on the date immediately preceding the Closing Date and in accordance with GAAP; provided, however, the following shall be excluded for the purposes for determining Net Working Capital: (i) cash, (ii) all Inventory that is damaged, obsolete or more than 365 days old or otherwise not useable in the ordinary course of business of Company, and (iii) any finished goods that are 60 or more days old at Closing and that are not sold within 60 days after the Closing.

“Nonassignable Assets” has the meaning set forth in Section 1.7(b).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Document” means (i) with respect to a corporation, its articles or certificate of incorporation or formation and bylaws (including any amendments thereto), (ii) with respect to a partnership, its partnership agreement (including any amendments thereto), and (iii) with respect to any other Entity, the documents governing the organization and operation thereof.

“Ownership Date” means January 2, 2014.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Amounts” has the meaning set forth in Section 2.1(a).

“Permitted Encumbrance” means zoning restrictions, easements, licenses, or other restrictions on the use of the Business Facilities or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of the Business Facilities.

“Person” means any individual, Entity or Governmental Authority.

“Prepaid Expenses” has the meaning set forth in Section 3.26.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before a Governmental Authority.

“Products” has the meaning set forth in Section 3.20(a).

“Protected Party” has the meaning set forth in Section 8.1(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Improvements” has the meaning set forth in Section 1.1(j).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” (or “Released”) has the meaning specified in CERCLA.

“Remediation” means any action necessary to ensure compliance with the Requirements of Environmental Law including (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within Requirements of Environmental Law) or monitoring of any and all Hazardous Substances at any business facility; (ii) the taking of reasonably necessary precautions to protect against the release or threatened release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any business facility or any surrounding areas thereof; (iii) any action necessary to mitigate the usurpation of wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (iv) any action necessary to meet the requirements of an Environmental Permit or (v) any other action reasonably required to satisfy Requirements of Environmental Law imposed upon the applicable Entity, any business facility and/or any operation thereon.

“Requirements of Environmental Law” means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the applicable Entity, its business facilities or any business operation conducted by the applicable Entity.

“Reserved Amount” has the meaning set forth in Section 6.9(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Seller Party” and “Seller Parties” have the meaning set forth in the preamble to this Agreement.

“Special Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Authority, Ownership), 3.4 (Authority Relative to Agreement), 3.13(g) (Title) and 3.28 (No Broker’s or Finder’s Fees).

“Tail Policy” has the meaning set forth in Section 5.8.

“Target Net Working Capital” means $2,550,000.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means a Proceeding, dispute or other matter shall be deemed to have been “threatened” if any demand or statement shall have been made (orally or in writing by a Governmental Authority, or in writing by any other Person) or any notice shall have been given (orally or in writing by a Governmental Authority, or in writing by any other Person).

“Trade Group Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any trade or industry group or association.

“Transactions” means the purchase and sale of the Assets and the related events and transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement and all other documents referred to herein to be executed in connection with the Transaction.

“Transition Services Agreement” has the meaning set forth in Section 1.6(a).

“Underground Storage Tank” has the meaning ascribed to it in RCRA.

“Working Capital Objection Notice” has the meaning set forth in Section 2.3(b).